Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE SOUTHERN PERU COPPER	)
CORPORATION SHAREHOLDER	)	C.A. No. 961-CS
DERIVATIVE LITIGATION	)

OPINION

Date Submitted: July 15, 2011

Date Decided: October 14, 2011

Ronald A. Brown, Jr., Esquire, Marcus E. Montejo, Esquire, PRICKETT, JONES & ELLIOTT, P.A., Wilmington, Delaware; Lee D. Rudy, Esquire, Eric L. Zagar, Esquire, James H. Miller, Esquire, KESSLER TOPAZ MELTZER & CHECK, LLP, Radnor, Pennsylvania, Attorneys for Plaintiff.

S. Mark Hurd, Esquire, Kevin M. Coen, Esquire, MORRIS, NICHOLS, ARSHT & TUNNELL LLP, Wilmington, Delaware; Alan J. Stone, Esquire, Douglas W. Henkin, Esquire, Mia C. Korot, Esquire, MILBANK, TWEED, HADLEY & McCLOY LLP, New York, New York, Attorneys for Defendants.

STRINE, Chancellor.

I.   Introduction

This is the post-trial decision in an entire fairness case. The controlling stockholder of an NYSE-listed mining company came to the corporation’s independent directors with a proposition. How about you buy my non-publicly traded Mexican mining company for approximately $3.1 billion of your NYSE-listed stock? A special committee was set up to “evaluate” this proposal and it retained well-respected legal and financial advisors.

The financial advisor did a great deal of preliminary due diligence, and generated valuations showing that the Mexican mining company, when valued under a discounted cash flow and other measures, was not worth anything close to $3.1 billion. The $3.1 billion was a real number in the crucial business sense that everyone believed that the NYSE-listed company could in fact get cash equivalent to its stock market price for its shares. That is, the cash value of the “give” was known. And the financial advisor told the special committee that the value of the “get” was more than $1 billion less.

Rather than tell the controller to go mine himself, the special committee and its advisors instead did something that is indicative of the mindset that too often afflicts even good faith fiduciaries trying to address a controller. Having been empowered only to evaluate what the controller put on the table and perceiving that other options were off the menu because of the controller’s own objectives, the special committee put itself in a world where there was only one strategic option to consider, the one proposed by the controller, and thus entered a dynamic where at best it had two options, either figure out a way to do the deal the controller wanted or say no. Abandoning a focus on whether the

NYSE-listed mining company would get $3.1 billion in value in the exchange, the special committee embarked on a “relative valuation” approach. Apparently perceiving that its own company was overvalued and had a fundamental value less than its stock market trading price, the special committee assured itself that a deal could be fair so long as the “relative value” of the two companies was measured on the same metrics. Thus, its financial advisor generated complicated scenarios pegging the relative value of the companies and obscuring the fundamental fact that the NYSE-listed company had a proven cash value. These scenarios all suggest that the special committee believed that the standalone value of the Mexican company (the “get”) was worth far less than the controller’s consistent demand for $3.1 billion (the “give”). Rather than reacting to these realities by suggesting that the controller make an offer for the NYSE-listed company at a premium to what the special committee apparently viewed as a plush market price, or making the controller do a deal based on the Mexican company’s standalone value, the special committee and its financial advisor instead took strenuous efforts to justify a transaction at the level originally demanded by the controller.

Even on that artificial basis, the special committee had trouble justifying a deal and thus other measures were taken. The cash flows of the Mexican company, but not the NYSE-listed company, were “optimized.” The facts that the Mexican company was having trouble paying its bills, that it could not optimize its cash flows with its current capital base, and that, by comparison, the NYSE-listed company was thriving and nearly debt-free, were slighted. The higher multiple of the NYSE-listed company was used as the bottom range of an exercise to value the Mexican company, thus topping up the target’s value by crediting it with the multiple that the acquiror had earned for itself, an act of deal beneficence not characteristic of Jack Welch, and then another dollop of multiple crème fraiche was added to create an even higher top range. When even these measures could not close the divide, the special committee agreed to pay out a special dividend to close the value gap.

But what remained in real economic terms was a transaction where, after a bunch of back and forth, the controller got what it originally demanded: $3.1 billion in real value in exchange for something worth much, much less — hundreds of millions of dollars less. Even worse, the special committee, despite perceiving that the NYSE-listed company’s stock price would go up and knowing that the Mexican company was not publicly traded, agreed to a fixed exchange ratio. After falling when the deal was announced and when the preliminary proxy was announced, the NYSE-listed company’s stock price rose on its good performance in a rising market for commodities. Thus, the final value of its stock to be delivered to the controller at the time of the actual vote on the transaction was $3.75 billion, much higher than the controller’s original demand. Despite having the ability to rescind its recommendation and despite the NYSE-listed company having already exceeded the projections the special committee used for the most recent year by 37% and the Mexican company not having done so, the special committee maintained its recommendation and thus the deal was voted through.

Although the plaintiff in this case engaged in a pattern of litigation delay that compromised the reliability of the record to some extent and thus I apply a conservative approach to shaping a remedy, I am left with the firm conclusion that this transaction was unfair however one allocates the burden of persuasion under a preponderance of the evidence standard. A focused, aggressive controller extracted a deal that was far better than market, and got real, market-tested value of over $3 billion for something that no member of the special committee, none of its advisors, and no trial expert was willing to say was worth that amount of actual cash. Although directors are free in some situations to act on the belief that the market is wrong, they are not free to believe that they can in fact get $3.1 billion in cash for their own stock but then use that stock to acquire something that they know is worth far less than $3.1 billion in cash or in “fundamental” or “intrinsic” value terms because they believe the market is overvaluing their own stock and that on real “fundamental” or “intrinsic” terms the deal is therefore fair. In plain terms, the special committee turned the “gold” it was holding in trust into “silver” and did an exchange with “silver” on that basis, ignoring that in the real world the gold they held had a much higher market price in cash than silver. That non-adroit act of commercial charity toward the controller resulted in a manifestly unfair transaction.

I remedy that unfairness by ordering the controller to return to the NYSE-listed company a number of shares necessary to remedy the harm. I apply a conservative metric because of the plaintiff’s delay, which occasioned some evidentiary uncertainties and which subjected the controller to lengthy market risk. The resulting award is still large, but the record could justify a much larger award.

II.   Factual Background

An overview of the facts is perhaps useful.

The controlling stockholder in this case is Grupo México, S.A.B. de C.V. The NYSE-listed mining company is Southern Peru Copper Corporation.(1) The Mexican mining company is Minera México, S.A. de C.V.(2)

In February 2004, Grupo Mexico proposed that Southern Peru buy its 99.15% stake in Minera. At the time, Grupo Mexico owned 54.17% of Southern Peru’s outstanding capital stock and could exercise 63.08% of the voting power of Southern Peru, making it Southern Peru’s majority stockholder.

Grupo Mexico initially proposed that Southern Peru purchase its equity interest in Minera with 72.3 million shares of newly-issued Southern Peru stock. This “indicative” number assumed that Minera’s equity was worth $3.05 billion, because that is what 72.3 million shares of Southern Peru stock were worth then in cash.(3) By stark contrast with Southern Peru, Minera was almost wholly owned by Grupo Mexico and therefore had no market-tested value.

Because of Grupo Mexico’s self-interest in the merger proposal, Southern Peru formed a “Special Committee” of disinterested directors to “evaluate” the transaction with Grupo Mexico.(4) The Special Committee spent eight months in an awkward back and forth with Grupo Mexico over the terms of the deal before approving Southern Peru’s

(1)  On October 11, 2005, Southern Peru changed its name to “Southern Copper Corporation” and is currently traded on the NYSE under the symbol “SCCO.”

(2)  Grupo Mexico held - and still holds - its interest in Southern Peru through its wholly-owned subsidiary Americas Mining Corporation (“AMC”). Grupo Mexico also held its 99.15% stake in Minera through AMC. AMC, not Grupo Mexico, is a defendant to this action, but I refer to them collectively as Grupo Mexico in this opinion because that more accurately reflects the story as it happened.

(3)  JX-108 (UBS presentation to the Board (February 3, 2004)) at AMC0019912.

(4)  JX-16 (resolutions on the establishment of the Special Committee (February 12, 2004)) at SP COMM 000441.

acquisition of 99.15% of Minera’s stock in exchange for 67.2 million newly-issued shares of Southern Peru stock (the “Merger”) on October 21, 2004. That same day, Southern Peru’s board of directors (the “Board”) unanimously approved the Merger and Southern Peru and Grupo Mexico entered into a definitive agreement (the “Merger Agreement”). On October 21, 2004, the market value of 67.2 million shares of Southern Peru stock was $3.1 billion. When the Merger closed on April 1, 2005, the value of 67.2 million shares of Southern Peru had grown to $3.75 billion.

This derivative suit was then brought against the Grupo Mexico subsidiary that owned Minera, the Grupo Mexico-affiliated directors of Southern Peru, and the members of the Special Committee, alleging that the Merger was entirely unfair to Southern Peru and its minority stockholders. The parties agree that the appropriate standard of review is entire fairness.

The crux of the plaintiff’s argument is that Grupo Mexico received something demonstrably worth more than $3 billion (67.2 million shares of Southern Peru stock) in exchange for something that was not worth nearly that much (99.15% of Minera).(5) The

(5)  The remaining plaintiff in this action is Michael Theriault, as trustee of and for the Theriault Trust. The defendants contend that the plaintiff does not qualify as an adequate fiduciary representative. This argument is premised largely on what the defendants see as the plaintiff’s lack of familiarity with and understanding of the case. The plaintiff’s less than active role in connection with this case, as evidenced by his absence at trial and lack of a fully developed knowledge about all of the litigation details, can in part be explained, though not be excused, by the protracted nature of these proceedings. This case lurched forward over a period of six years largely because of the torpor of the plaintiff’s counsel, and the passage of time has had the regrettable effect of producing some turnover within the plaintiffs’ ranks. Two of the original plaintiffs are no longer parties, and the remaining plaintiff, Michael Theriault, only became a party in 2008 because he inherited the claims as successor trustee upon the death of his father, an original plaintiff who had brought suit in his trustee capacity. It is against this regrettable backdrop that the defendants challenge Michael Theriault’s adequacy as a derivative plaintiff.

plaintiff points to the fact that Goldman Sachs, which served as the Special Committee’s financial advisor, never derived a value for Minera that justified paying Grupo Mexico’s asking price, instead relying on a “relative” valuation analysis that involved comparing the discounted cash flow (“DCF”) values of Southern Peru and Minera, and a contribution analysis that improperly applied Southern Peru’s own market EBITDA multiple (and even higher multiples) to Minera’s EBITDA projections, to determine an appropriate exchange ratio to use in the Merger. The plaintiff claims that, because the Special Committee and Goldman abandoned the company’s market price as a measure of the true value of the give, Southern Peru substantially overpaid in the Merger.

A derivative plaintiff “must be qualified to serve in a fiduciary capacity as a representative of the class of stockholders, whose interest is dependent upon the representative’s adequate and fair prosecution of the action.” Emerald Partners v. Berlin, 564 A.2d 670, 673 (Del. Ch. 1989) (citation omitted). The defendant, however, bears the burden to show “a substantial likelihood that the derivative action is not being maintained for the benefit of the shareholders.” Id. at 674. Although a number of factors may be relevant to the adequacy determination, see In re Fuqua Indus., S’holder Litig., 752 A.2d 126, 130 (Del. Ch. 1999) (citing factors), our Supreme Court has made clear that this is a very difficult burden unless the plaintiff has an actual economic conflict of interest or has counsel who is incompetent and suffers from such a conflict. See In re Infinity Broad. Corp. S’holders Litig., 802 A.2d 285, 291 (Del. 2002); see also In re Fuqua Indus., S’holder Litig., 752 A.2d at 130 (expressing principle); Kahn v. Household Acquisition Corp., 1982 WL 8778 (Del. Ch. Jan. 19, 1982); see generally Donald J. Wolfe, Jr. & Michael A. Pittenger, Corporate and Commercial Practice in the Delaware Court of Chancery, § 9.02(b)(1), at 9-32 (2009). The defendants have not met this burden. The defendants offer no evidence of an economic conflict between the plaintiff and the rest of the Southern Peru stockholders such that he would act in furtherance of his own self-interest at their expense. Although the plaintiff’s failure to get himself up to speed is not laudable, neither was it such an egregious abdication of his role to supply a basis for disqualification, especially given the absence of facts suggesting an otherwise improper motive for maintaining the suit and the vigor with which his counsel have prosecuted the case since it was transferred to my docket.

The defendants remaining in the case are Grupo Mexico and its affiliate directors who were on the Southern Peru Board at the time of the Merger.(6) These defendants assert that Southern Peru and Minera are similar companies and were properly valued on a relative basis. In other words, the defendants argue that the appropriate way to determine the price to be paid by Southern Peru in the Merger was to compare both companies’ values using the same set of assumptions and methodologies, rather than comparing Southern Peru’s market capitalization to Minera’s DCF value. The defendants do not dispute that shares of Southern Peru stock could have been sold for their market price at the time of the Merger, but they contend that Southern Peru’s market price did not reflect the fundamental value of Southern Peru and thus could not appropriately be compared to the DCF value of Minera.

With this brief overview of the basic events and the parties’ core arguments in mind, I turn now to a more detailed recitation of the facts as I find them after trial.(7)

(6)  These individual defendants are Germán Larrea Mota-Velasco, Genaro Larrea Mota-Velasco, Oscar González Rocha, Emilio Carrillo Gamboa, Jaime Fernandez Collazo Gonzalez, Xavier García de Quevedo Topete, Armando Ortega Gómez and Juan Rebolledo Gout.

(7)  The record in this case was made less reliable by the conduct of both sides. On the plaintiff’s side, the prosecution moved slowly. Eventually, the banker from Goldman who worked for the Special Committee, Martin Sanchez, refused to come to Delaware to testify at trial, even though he had sat for a deposition in New York in 2009. Although one would hope that an investment banker would recognize a duty to a former client to come and testify, that expectation might be thought a bit unreasonable as Sanchez, who lives in Latin America, was being asked to testify in 2011 about a deal that closed in 2005, and he had left the employ of Goldman in 2006. His absence is as much or more the fault of the plaintiff’s slow pace as it is of the defendants. Another issue seems more the defendants’ fault, or at least the fault of the former defendants, who were members of the Special Committee. Many of the minutes of the Special Committee meetings, including all minutes of any Special Committee meeting held after July 20, 2004, were not admitted into evidence by agreement of the parties. The defendants failed to produce minutes of these Special Committee meetings during fact discovery in this case, which ended on March 1, 2010. Then, on January 23, 2011, the defendants produced nearly all of the minutes of

A.   The Key Players

Southern Peru operates mining, smelting, and refining facilities in Peru, producing copper and molybdenum as well as silver and small amounts of other metals. Before the Merger, Southern Peru had two classes of stock: common shares that were traded on the New York Stock Exchange; and “Founders Shares” that were owned by Grupo Mexico, Cerro Trading Company, Inc., and Phelps Dodge Corporation (the “Founding Stockholders”). Each Founders Share had five votes per share versus one vote per share for ordinary common stock. Grupo Mexico owned 43.3 million Founders Shares, which translated to 54.17% of Southern Peru’s outstanding stock and 63.08% of the voting power. Southern Peru’s certificate of incorporation and a stockholders’ agreement also gave Grupo Mexico the right to nominate a majority of the Southern Peru Board. The Grupo Mexico-affiliated directors who are defendants in this case held seven of the thirteen Board seats at the time of the Merger. Cerro owned 11.4 million Founders Shares (14.2% of the outstanding common stock) and Phelps Dodge owned 11.2 million the Special Committee meetings that took place between July 20, 2004 and October 21, 2004. These minutes were rather obviously responsive to the discovery requests made by the plaintiff and there was no reasonable excuse for their non-production, which seems to have resulted from the migration of an attorney for the Special Committee to another job and a lack of diligence, rather than a lack of good faith, in the production process. The plaintiff moved to strike this post cut-off production, and an oral argument was held on the motion to strike on April 25, 2011. In re Southern Peru S’holders Litig., C.A. No. 961 (Del. Ch. Apr. 25, 2011) (TRANSCRIPT). At argument, the plaintiff’s counsel admitted that he had not pressed for discovery of the missing minutes because the defendants’ failure to produce them was advantageous to his case. Because the defendants produced the additional Special Committee meeting minutes only a few months before trial and the plaintiff was unwilling to re-depose witnesses and depose new witnesses based on this new information, the parties agreed to stipulate that such meetings occurred but not to admit them into evidence. The defendants never produced minutes for meetings of the Special Committee that defendants allege took place on August 5, 2004 and August 25, 2004. I am therefore missing important evidence which may have helped to inform my analysis of the Special Committee’s deliberations.

Founders Shares (13.95% of the outstanding common stock). Among them, therefore, Grupo Mexico, Cerro, and Phelps Dodge owned over 82% of Southern Peru.

Grupo Mexico is a Mexican holding company listed on the Mexican stock exchange. Grupo Mexico is controlled by the Larrea family, and at the time of the Merger defendant Germán Larrea was the Chairman and CEO of Grupo Mexico, as well as the Chairman and CEO of Southern Peru. Before the Merger, Grupo Mexico owned 99.15% of Minera’s stock and thus essentially was Minera’s sole owner. Minera is a company engaged in the mining and processing of copper, molybdenum, zinc, silver, gold, and lead through its Mexico-based mines. At the time of the Merger, Minera was emerging from — if not still mired in — a period of financial difficulties,(8) and its ability to exploit its assets had been compromised by these financial constraints.(9) By contrast, Southern Peru was in good financial condition and virtually debt-free.(10)

(8)  See JX-125 (Mining Mexico Form 20-F (July 14, 2004)) at 9 (“Our results were adversely affected in 2001 and 2002 by decreases in copper prices . . . [U]nder pressure due to low metals prices and the resulting drop in liquidity, we restructured our debt in 2003 because of our failure to make scheduled payments and our noncompliance with certain financial covenants contained in our credit agreements.”); id. at 19 (stating that in the “several year period prior to 2004,” Minera’s “competitive and financial position had been negatively influenced” by low metal prices and that Minera had “changed its business plan, including the cessation of all but critically necessary capital expenditures . . . and took several steps to downsize its operations in order to preserve cash resources,” but noting that the copper market had improved, which allowed Minera to “increase [its] levels of capital expenditures to levels consistent with [its] anticipated increased earnings growth.”); see also Tr. at 98 (Palomino) (“Minera [ ] had been in pretty difficult financial conditions until 2002 or beginning of 2003.”).

(9)  Parker Dep. at 50 (“It was apparent that the Minera properties had been severely cash constrained. There were large pieces of equipment that were parked because they were broken down and there weren’t spare parts to repair them.”).

(10)  See JX-105 (Goldman presentation to the Special Committee (September 15, 2004)) at SP COMM 006787 (showing net debt of Southern Peru was $15 million).

B.   Grupo Mexico Proposes That Southern Peru Acquire Minera

In 2003, Grupo Mexico began considering combining its Peruvian mining interests with its Mexican mining interests. In September 2003, Grupo Mexico engaged UBS Investment Bank to provide advice with respect to a potential strategic transaction involving Southern Peru and Minera.

Grupo Mexico and UBS made a formal presentation to Southern Peru’s Board on February 3, 2004, proposing that Southern Peru acquire Grupo Mexico’s interest in Minera from AMC in exchange for newly-issued shares of Southern Peru stock. In that presentation, Grupo Mexico characterized the transaction as “[Southern Peru] to acquire Minera [ ] from AMC in a stock for stock deal financed through the issuance of common shares; initial proposal to issue 72.3 million shares.”(11)  A footnote to that presentation explained that the 72.3 million shares was “an indicative number” of Southern Peru shares to be issued, assuming an equity value of Minera of $3.05 billion and a Southern Peru share price of $42.20 as of January 29, 2004.(12)  In other words, the consideration of 72.3 million shares was indicative in the sense that Grupo Mexico wanted $3.05 billion in dollar value of Southern Peru stock for its stake in Minera, and the number of shares that Southern Peru would have to issue in exchange for Minera would be determined based on Southern Peru’s market price. As a result of the proposed merger, Minera would become

(11)  JX-108 at AMC0019912.

(12)  Id.

a virtually wholly-owned subsidiary of Southern Peru. The proposal also contemplated the conversion of all Founders Shares into a single class of common shares.

C.   Southern Peru Forms A Special Committee

In response to Grupo Mexico’s presentation, the Board met on February 12, 2004 and created a Special Committee to evaluate the proposal. The resolution creating the Special Committee provided that the “duty and sole purpose” of the Special Committee was “to evaluate the [Merger] in such manner as the Special Committee deems to be desirable and in the best interests of the stockholders of [Southern Peru],” and authorized the Special Committee to retain legal and financial advisors at Southern Peru’s expense on such terms as the Special Committee deemed appropriate.(13)  The resolution did not give the Special Committee express power to negotiate, nor did it authorize the Special Committee to explore other strategic alternatives.

For the purposes relevant to this decision, the Special Committee’s makeup as it was finally settled on March 12, 2004 was as follows:

•                  Harold S. Handelsman: Handelsman graduated from Columbia Law School and worked at Wachtell, Lipton, Rosen & Katz as an M&A lawyer before becoming an attorney for the Pritzker family interests in 1978. The Pritzker family is a wealthy family based in Chicago that owns, through trusts, a myriad of businesses. Handelsman was appointed to the Board in 2002 by Cerro, which was one of those Pritzker-owned businesses.

•                  Luis Miguel Palomino Bonilla: Palomino has a Ph.D in finance from the Wharton School at the University of Pennsylvania and worked as an economist, analyst and consultant for various banks and financial institutions. Palomino was nominated to the Board by Grupo Mexico upon the recommendation of certain Peruvian

(13)  JX-16 at SP COMM 000441.

pension funds that held a large portion of Southern Peru’s publicly traded stock.

•                  Gilberto Perezalonso Cifuentes: Perezalonso has both a law degree and an MBA and has managed multi-billion dollar companies such as Grupo Televisa and AeroMexico Airlines. Perezalonso was nominated to the Board by Grupo Mexico.

•                  Carlos Ruiz Sacristán: Ruiz, who served as the Special Committee’s Chairman, worked as a Mexican government official for 25 years before co-founding an investment bank, where he advises on M&A and financing transactions. Ruiz was nominated to the Board by Grupo Mexico.(14)

D.   The Special Committee Hires Advisors And Seeks A Definitive Proposal From

Grupo Mexico

The Special Committee began its work by hiring U.S. counsel and a financial advisor. After considering various options, the Special Committee chose Latham & Watkins LLP and Goldman, Sachs & Co. The Special Committee also hired a specialized mining consultant to help Goldman with certain technical aspects of mining valuation. Goldman suggested consultants that the Special Committee might hire to aid in the process; after considering these options, the Special Committee retained Anderson & Schwab (“A&S”).

(14)  Although both Perezalonso and Ruiz were appointed to the Board by Grupo Mexico, the plaintiff does not contest that they were independent and unaffiliated with Grupo Mexico. See Aronson v. Lewis, 473 A.2d 805, 816 (Del. 1984) (“[I]t is not enough to charge that a director was nominated by or elected at the behest of those controlling the outcome of a corporate election. That is the usual way a person becomes a corporate director. It is the care, attention and sense of individual responsibility to the performance of one’s duties, not the method of election, that generally touches on independence.”).

After hiring its advisors, the Special Committee set out to acquire a “proper” term sheet from Grupo Mexico.(15)  The Special Committee did not view the most recent term sheet that Grupo Mexico had sent on March 25, 2004 as containing a price term that would allow the Special Committee to properly evaluate the proposal. For some reason the Special Committee did not get the rather clear message that Grupo Mexico thought Minera was worth $3.05 billion.

Thus, in response to that term sheet, on April 2, 2004, Ruiz sent a letter to Grupo Mexico on behalf of the Special Committee in which he asked for clarification about, among other things, the pricing of the proposed transaction. On May 7, 2004, Grupo Mexico sent to the Special Committee what the Special Committee considered to be the first “proper” term sheet,(16) making even more potent its ask.

E.   The May 7 Term Sheet

Grupo Mexico’s May 7 term sheet contained more specific details about the proposed consideration to be paid in the Merger. It echoed the original proposal, but increased Grupo Mexico’s ask from $3.05 billion worth of Southern Peru stock to $3.147 billion. Specifically, the term sheet provided that:

The proposed value of Minera [ ] is US$4,3 billion, comprised of an equity value of US$3,147 million [sic] and US$1,153 million [sic] of net debt as of April 2004. The number of [Southern Peru] shares to be issued in respect to the acquisition of Minera [ ] would be calculated by dividing 98.84% of the equity value of Minera [ ] by the 20-day average closing

(15)  See Tr. at 21 (Palomino); see also JX-83 (minutes of Special Committee meeting (April 1, 2004)) (discussing the problems with the term sheet that the Special Committee had received on March 25, 2004).

(16)  Tr. at 27 (Palomino).

share price of [Southern Peru] beginning 5 days prior to closing of the[Merger].(17)

In other words, Grupo Mexico wanted $3.147 billion in market-tested Southern Peru stock in exchange for its stake in Minera. The structure of the proposal, like the previous Grupo Mexico ask, shows that Grupo Mexico was focused on the dollar value of the stock it would receive.

Throughout May 2004, the Special Committee’s advisors conducted due diligence to aid their analysis of Grupo Mexico’s proposal. As part of this process, A&S visited Minera’s mines and adjusted the financial projections of Minera management (i.e., of Grupo Mexico) based on the outcome of their due diligence.

F.   Goldman Begins To Analyze Grupo Mexico’s Proposal

On June 11, 2004, Goldman made its first presentation to the Special Committee addressing the May 7 term sheet. Although Goldman noted that due diligence was still ongoing, it had already done a great deal of work and was able to provide preliminary valuation analyses of the standalone equity value of Minera, including a DCF analysis, a contribution analysis, and a look-through analysis.

Goldman performed a DCF analysis of Minera based on long-term copper prices ranging from $0.80 to $1.00 per pound and discount rates ranging from 7.5% to 9.5%, utilizing both unadjusted Minera management projections and Minera management projections as adjusted by A&S. The only way that Goldman could derive a value for

(17)  JX-156 (term sheet from Grupo Mexico to the Special Committee (May 7, 2004)) at SP COMM 007078. At this point in the negotiation process, Grupo Mexico mistakenly believed that it only owned 98.84% of Minera. As I will note, it later corrects for this error, and the final Merger consideration reflected Grupo Mexico’s full 99.15% equity ownership stake in Minera.

Minera close to Grupo Mexico’s asking price was by applying its most aggressive assumptions (a modest 7.5% discount rate and its high-end $1.00/lb long-term copper price) to the unadjusted Minera management projections, which yielded an equity value for Minera of $3.05 billion. By applying the same aggressive assumptions to the projections as adjusted by A&S, Goldman’s DCF analysis yielded a lower equity value for Minera of $2.41 billion. Goldman’s mid-range assumptions (an 8.5% discount rate and $0.90/lb long-term copper price) only generated a $1.7 billion equity value for Minera when applied to the A&S-adjusted projections. That is, the mid-range of the Goldman analysis generated a value for Minera (the “get”) a full $1.4 billion less than Grupo Mexico’s ask for the give.

It made sense for Goldman to use the $0.90 per pound long term copper price as a mid-range assumption, because this price was being used at the time by both Southern Peru and Minera for purposes of internal planning. The median long-term copper price forecast based on Wall Street research at the time of the Merger was also $0.90 per pound.

Goldman’s contribution analysis applied Southern Peru’s market-based sales, EBITDA, and copper sales multiples to Minera. This analysis yielded an equity value for Minera ranging only between $1.1 and $1.7 billion. Goldman’s look-through analysis, which was a sum-of-the-parts analysis of Grupo Mexico’s market capitalization, generated a maximum equity value for Minera of $1.3 billion and a minimum equity value of only $227 million.

Goldman summed up the import of these various analyses in an “Illustrative Give/Get Analysis,” which made patent the stark disparity between Grupo Mexico’s asking price and Goldman’s valuation of Minera: Southern Peru would “give” stock with a market price of $3.1 billion to Grupo Mexico and would “get” in return an asset worth no more than $1.7 billion.(18)

The important assumption reflected in Goldman’s June 11 presentation that a bloc of shares of Southern Peru could yield a cash value equal to Southern Peru’s actual stock market price and was thus worth its market value is worth pausing over. At trial, the defendants disclaimed any reliance upon a claim that Southern Peru’s stock market price was not a reliable indication of the cash value that a very large bloc of shares — such as the 67.2 million paid to Grupo Mexico — could yield in the market.(19)  Thus, the price of

(18)  JX-101 (Goldman presentation to the Special Committee (June 11, 2004)) at SP COMM 003381.

(19)  See Tr. at 221-222 (Handelsman) (“Q [the court]. . . . But again I just want to be clear, I am not here — when I am ultimately looking at them, I am not looking at there is some sort of thing where, you know, the market was somehow overvaluing Southern Peru and that you have to sort of normalize for that. That’s not what the committee ever considered. A. No. Q. Right. I just want you to understand there is obviously arguments you can make with respect to a thinly traded security like Southern Peru with the overhang of control that the trading price might not be as informative as something where there is a much more liquid float. A. Oh, I think there would have been a robust market for Southern Peru Copper in the copper industry at or better than the price that it traded at.”). Even though Handelsman testified that the Special Committee did not “seriously” consider whether Southern Peru could have sold 67 million shares into the market for some amount of money, because 67 million shares was close to 85% of the then-outstanding Southern Peru stock, id. at 202 (Handelsman), when questioned by the court, he conceded that the market price of Southern Peru was a reliable measure of Southern Peru’s worth. At the post-trial oral argument, the defendants’ counsel further clarified Handelsman’s belief that the market price was reliable. See In re Southern Peru S’holders Litig., C.A. No. 961, at 98 (Del. Ch. July 12, 2011) (TRANSCRIPT) (“A. [T]he [market] price [of Southern Peru] was what it was and [Handelsman] believed it . . .”). In further exchange with the court, the defendants’ counsel never contested that the market price was not a reliable indicator of Southern Peru’s value. See e.g., id. at 99 (“Q. . . . [I]f your clients basically tell me the market price is the market price, and the market price is 3.1 billion and you are only up to 2.7 billion, and you are the “give” was always easy to discern. The question thus becomes what was the value of the “get.” Unlike Southern Peru, Minera’s value was not the subject of a regular market test. Minera shares were not publicly traded and thus the company was embedded in the overall value of Grupo Mexico.

The June 11 presentation clearly demonstrates that Goldman, in its evaluation of the May 7 term sheet, could not get the get anywhere near the give. Notably, that presentation marked the first and last time that a give-get analysis appeared in Goldman’s presentations to the Special Committee.

What then happened next is curious. The Special Committee began to devalue the “give” in order to make the “get” look closer in value.

The DCF analysis of the value of Minera that Goldman presented initially caused concern. As Handelsman stated at trial, “when [the Special Committee] thought that the value of Southern Peru was its market value and the value of Minera [ ] was its discounted cash flow value . . . those were very different numbers.”(20)  But, the Special trading at a multiple to DCF and you are buying something else at a multiple to DCF, that sounds like a pretty classic dumb deal. A. That’s not what my clients believed . . . [t]hey believed, as they testified, that they were getting a bargain; that Minera was worth more than the consideration that Grupo [Mexico] received.); id. at 105 (“Q. Let me just say my simplistic view of this is if your clients are not going to challenge, as they did not challenge, the market value of Southern Peru stock, then Southern Peru, the stock they gave up was basically worth the market price . . . A. Right . . .”). It is also worth noting that the Special Committee’s advisors never advised it that Southern Peru’s stock should be valued at a discount to its market value, that the defendants do not challenge the market price of Southern Peru in their briefs, and that the defendants’ trial expert did nothing to question the reliability of the then-current market price. See Tr. at 464 (Schwartz) (“I didn’t look at the liquidity, I didn’t look at the control issues, I didn’t look at other issues. I didn’t look at other corporate companies that were trading.”).

(20)  Tr. at 157 (Handelsman).

Committee’s view changed when Goldman presented it with a DCF analysis of the value of Southern Peru on June 23, 2004.

In this June 23 presentation, Goldman provided the Special Committee with a preliminary DCF analysis for Southern Peru analogous to the one that it had provided for Minera in the June 11 presentation. But, the discount rates that Goldman applied to Southern Peru’s cash flows ranged from 8% to 10% instead of 7.5% to 9.5%. Based on Southern Peru management’s projections, the DCF value generated for Southern Peru using mid-range assumptions (a 9% discount rate and $0.90/lb long-term copper price) was $2.06 billion. This was about $1.1 billion shy of Southern Peru’s market capitalization as of June 21, 2004 ($3.19 billion). Those values “comforted” the Special Committee.(21)

Again, one must pause over this. “Comfort” is an odd word in this context. What Goldman was basically telling the Special Committee was that Southern Peru was being overvalued by the stock market. That is, Goldman told the Special Committee that even though Southern Peru’s stock was worth an obtainable amount in cash, it really was not worth that much in fundamental terms. Thus, although Southern Peru had an actual cash value of $3.19 billion, its “real,” “intrinsic,”(22) or “fundamental” value was only $2.06

(21)  Tr. at 159 (Handelsman) (“I think the committee was somewhat comforted by the fact that the DCF analysis of Minera [ ] and the DCF analysis of [Southern Peru] were not as different as the discounted cash flow analysis of Minera [ ] and the market value of Southern Peru.”).

(22)  This is a word I do not use when I have to conduct a necessarily imperfect valuation of an asset. The word itself implies a certainty better attributed to an omniscient creator than a flawed human.

billion, and giving $2.06 billion in fundamental value for $1.7 billion in fundamental value was something more reasonable to consider.

Of course, the more logical reaction of someone not in the confined mindset of directors of a controlled company may have been that it was a good time to capitalize on the market multiple the company was getting and monetize the asset.

A third party in the Special Committee’s position might have sold at the top of the market, or returned cash to the Southern Peru stockholders by declaring a special dividend. For example, if it made long-term strategic sense for Grupo Mexico to consolidate Southern Peru and Minera, there was a logical alternative for the Special Committee: ask Grupo Mexico to make a premium to market offer for Southern Peru. Let Grupo Mexico be the buyer, not the seller. If the Special Committee’s distinguished bankers believed that Southern Peru was trading at a premium to fundamental value, why not ask Grupo Mexico to make a bid at a premium to that price? By doing so, the Special Committee would have also probed Grupo Mexico about its own weaknesses, including the fact that Minera seemed to be cash-strapped, having trouble paying its regular bills, and thus unable to move forward with an acquisition of its own. That is, if Grupo Mexico could not buy despite the value it held in Minera, that would bespeak weakness and cast doubt on the credibility of its ask. And if it turned out that Grupo Mexico would buy at a premium, the minority stockholders of Southern Peru would benefit.

In other words, by acting like a third-party negotiator with its own money at stake and with the full range of options, the Special Committee would have put Grupo Mexico back on its heels. Doing so would have been consistent with the financial advice it was getting and seemed to accept as correct. The Special Committee could have also looked to use its market-proven stock to buy a company at a good price (a lower multiple to earnings than Southern Peru’s) and then have its value rolled into Southern Peru’s higher market multiple to earnings. That could have included buying Minera at a price equal to its fundamental value using Southern Peru’s market-proven currency.

Instead of doing any of these things, the Special Committee was “comforted” by the fact that they could devalue that currency and justify paying more for Minera than they originally thought they should.(23)

G.   The Special Committee Moves Toward Relative Valuation

After the June 23, 2004 presentation, the Special Committee and Goldman began to embrace the idea that the companies should be valued on a relative basis. In a July 8, 2004 presentation to the Special Committee, Goldman included both a revised standalone DCF analysis of Minera and a “Relative Discounted Cash Flow Analysis” in the form of matrices presenting the “indicative number” of Southern Peru shares that should be issued to acquire Minera based on various assumptions.(24)  The relative DCF analysis generated a vast range of Southern Peru shares to be issued in the Merger of 28.9 million to 71.3 million. Based on Southern Peru’s July 8, 2004 market value of $40.30 per share, 28.9 million shares of Southern Peru stock had a market value of $1.16 billion, and 71.3

(23)  See Tr. at 42 (Palomino) (“Q. . . . [A]s of . . . June 11, 2004, what was the special committee’s view of the transaction that had been proposed by Grupo Mexico? A. That the figures that they were asking were too high . . .”); Tr. at 156-57 (Handelsman) (“Q. What did you learn from these preliminary analyses that Goldman Sachs performed? A. That their results showed that the value of Minera [ ] was substantially less than the asked price of Grupo Mexico by a substantial margin . . .”).

(24)  JX-103 (Goldman presentation to the Special Committee (July 8, 2004)) at SP COMM 006896 - SP COMM 006898.

million shares were worth $2.87 billion.(25)  In other words, even the highest equity value yielded for Minera by this analysis was short of Grupo Mexico’s actual cash value asking price.

The revised standalone DCF analysis applied the same discount rate and long-term copper price assumptions that Goldman had used in its June 11 presentation to updated projections. This time, by applying a 7.5% discount rate and $1.00 per pound long-term copper price to Minera management’s projections, Goldman was only able to yield an equity value of $2.8 billion for Minera. Applying the same aggressive assumptions to the projections as adjusted by A&S generated a standalone equity value for Minera of only $2.085 billion. Applying mid-range assumptions (a discount rate of 8.5% and $0.90/lb long-term copper price) to the A&S-adjusted projections yielded an equity value for Minera of only $1.358 billion.

H.   The Special Committee Makes A Counterproposal And Suggests A Fixed Exchange Ratio

After Goldman’s July 8 presentation, the Special Committee made a counterproposal to Grupo Mexico that was (oddly) not mentioned in Southern Peru’s proxy statement describing the Merger (the “Proxy Statement”). In this counterproposal, the Special Committee offered that Southern Peru would acquire Minera by issuing 52 million shares of Southern Peru stock with a then-current market value of $2.095 billion.(26)  The Special Committee also proposed implementation of a fixed, rather than a

(25)  JX-18 (list of historical stock prices of Southern Peru) at 9 ($40.30 x 28,900,000 = $1,164,670,000; $40.30 x 71,300,000 = $2,873,390,000).

(26)  Id. ($40.30 x 52,000,000 = $2,095,600,000).

floating, exchange ratio that would set the number of Southern Peru shares issued in the Merger.(27)

From the inception of the Merger, Grupo Mexico had contemplated that the dollar value of the price to be paid by Southern Peru would be fixed (at a number that was always north of $3 billion), while the number of Southern Peru shares to be issued as consideration would float up or down based on Southern Peru’s trading price around the time of closing. But, the Special Committee was uncomfortable with having to issue a variable amount of shares in the Merger. Handelsman testified that, in its evaluation of Grupo Mexico’s May 7 term sheet, “it was the consensus of the [Special Committee] that a floating exchange rate was a nonstarter” because “no one could predict the number of shares that [Southern Peru] would have to issue in order to come up with the consideration requested.”(28)  The Special Committee wanted a fixed exchange ratio, which would set the number of shares that Southern Peru would issue in the Merger at the time of signing. The dollar value of the Merger consideration at the time of closing would vary with the fluctuations of Southern Peru’s market price. According to the testimony of the Special Committee members, their reasoning was that both Southern Peru’s stock and the copper market had been historically volatile, and a fixed exchange ratio would protect Southern Peru’s stockholders from a situation in which Southern Peru’s stock price went down and Southern Peru would be forced to issue a greater number of shares

(27)  The exact terms of the Special Committee’s proposed fixed exchange ratio are unclear on this record.

(28)  Tr. at 155 (Handelsman).

for Minera in order to meet a fixed dollar value.(29)  As I will discuss later, that position is hard to square with the Special Committee and Southern Peru’s purported bullishness about the copper market in 2004.(30)

I.   Grupo Mexico Sticks To Its Demand

In late July or early August, Grupo Mexico responded to the Special Committee’s counterproposal by suggesting that Southern Peru should issue in excess of 80 million shares of common stock to purchase Minera. It is not clear on the record exactly when Grupo Mexico asked for 80 million shares, but given Southern Peru’s trading history at that time, the market value of that consideration would have been close to $3.1 billion, basically the same place where Grupo Mexico had started.(31)  The Special Committee viewed Grupo Mexico’s ask as too high, which is not surprising given that the parties were apparently a full billion dollars in value apart, and negotiations almost broke down.

But, on August 21, 2004, after what is described as “an extraordinary effort” in Southern Peru’s Proxy Statement, Grupo Mexico proposed a new asking price of 67 million shares.(32)  On August 20, 2004, Southern Peru was trading at $41.20 per share, so 67 million shares were worth about $2.76 billion on the market, a drop in Grupo

(29)  Id.

(30)  See id. at 48 (Palomino) (explaining that his impression at the time negotiations began was that Southern Peru was doing well in the market because “the market was estimating higher ore grades and higher copper prices than we thought were in fact going to be maintained in the long run”); id. at 313 (Jacob) (discussing rising copper prices in 2004).

(31)  Between July 20, 2004 and August 21, 2004, the average closing price of Southern Peru stock was $38.28. JX-18 at 8-9 ($38.28 x 80,000,000 = $3,062,400,000).

(32)  JX-129 (Southern Peru Copper Corporation Schedule 14A (February 25, 2005) (Proxy Statement)) at 22.

Mexico’s ask.(33)  Grupo Mexico’s new offer brought the Special Committee back to the negotiating table.

After receiving two term sheets from Grupo Mexico that reflected the 67 million share asking price, the second of which was received on September 8, 2004, when 67 million shares had risen to be worth $3.06 billion on the market,(34) Goldman made another presentation to the Special Committee on September 15, 2004. In addition to updated relative DCF analyses of Southern Peru and Minera (presented only in terms of the number of shares of Southern Peru stock to be issued in the Merger), this presentation contained a “Multiple Approach at Different EBITDA Scenarios,” which was essentially a comparison of Southern Peru and Minera’s market-based equity values, as derived from multiples of Southern Peru’s 2004 and 2005 estimated (or “E”) EBITDA.(35)  Goldman also presented these analyses in terms of the number of Southern Peru shares to be issued to Grupo Mexico, rather than generating standalone values for Minera. The range of shares to be issued at the 2004E EBITDA multiple (5.0x) was 44 to 54 million; at the 2005E multiple (6.3x) Goldman’s analyses yielded a range of 61 to 72 million shares of Southern Peru stock.(36)  Based on Southern Peru’s $45.34 share price as of September 15, 2004, 61 to 72 million shares had a cash value of $2.765 billion to $3.26 billion.(37)

(33)  JX-18 at 8 ($41.20 x 67,000,000= $2,760,400,000).

(34)  Id. ($45.72 x 67,000,000 = $3,063,240,000).

(35)  JX-105 at SP COMM 006805.

(36)  The EV/2005E EBITDA multiple of 6.3x used in this presentation was not a real market multiple, or even a Wall Street analysis consensus multiple, but an internal Southern Peru management number supposedly based on Southern Peru’s internal projections for its 2005E EBITDA, unadjusted for royalty tax owed to the Peruvian government. As will be discussed, it seems aggressive, at the very least.

(37)  JX-18 at 8 ($45.34 x 61,000,000 = $2,765,740,000; $45.34 x 72,000,000 = $3,264,480,000).

The Special Committee sent a new proposed term sheet to Grupo Mexico on September 23, 2004. That term sheet provided for a fixed purchase price of 64 million shares of Southern Peru (translating to a $2.95 billion market value based on Southern Peru’s then-current closing price).(38)  The Special Committee’s proposal contained two terms that would protect the minority stockholders of Southern Peru: (1) a 20% collar around the purchase price, which gave both the Special Committee and Grupo Mexico the right to walk away from the Merger if Southern Peru’s stock price went outside of the collar before the stockholder vote; and (2) a voting provision requiring that a majority of the minority stockholders of Southern Peru vote in favor of the Merger. Additionally, the proposal called for Minera’s net debt, which Southern Peru was going to absorb in the Merger, to be capped at $1.105 billion at closing, and contained various corporate governance provisions.

J.   Grupo Mexico Rejects Many Of The Special Committee’s Proposed Terms But The Parties Work Out A Deal

On September 30, 2004, Grupo Mexico sent a counterproposal to the Special Committee, in which Grupo Mexico rejected the Special Committee’s offer of 64 million shares and held firm to its demand for 67 million shares. Grupo Mexico’s counterproposal also rejected the collar and the majority of the minority vote provision, proposing instead that the Merger be conditioned on the vote of two-thirds of the outstanding stock. Grupo Mexico noted that conditioning the Merger on a two-thirds shareholder vote obviated the need for the walk-away right requested by the Special

(38)  Id. at 8 ($46.22 x 64,000,000 million = $2,958,080,000).

Committee, because Grupo Mexico would be prevented from approving the Merger unilaterally in the event the stock price was materially higher at the time of the stockholder vote than at the time of Board approval. Grupo Mexico did accept the Special Committee’s proposed $1.05 billion debt cap at closing, which was not much of a concession in light of the fact that Minera was already contractually obligated to pay down its debt and was in the process of doing so.(39)

After the Special Committee received Grupo Mexico’s September 30 counterproposal, the parties reached agreement on certain corporate governance provisions to be included in the Merger Agreement, some of which were originally suggested by Grupo Mexico and some of which were first suggested by the Special Committee. Without saying these provisions were of no benefit at all to Southern Peru and its outside investors, let me just say that they do not factor more importantly in this decision because they do not provide any benefit above the protections of default law that were economically meaningful enough to close the material dollar value gap that existed.

On October 5, 2004, members of the Special Committee met with Grupo Mexico to iron out a final deal. At that meeting, the Special Committee agreed to pay 67 million shares, dropped their demand for the collar, and acceded to most of Grupo Mexico’s

(39)  Minera was contractually obligated to make mandatory prepayments on its long-term credit facilities when, among other things, the price of copper exceeded $0.88 per pound. See JX-125 at 55 (“when the price[ ] of copper. . . exceed[s] $0.88 per pound . . . we will pay an amount equal to 75% of the excess cash flow generated by the sales of such metals at the higher metal price, which will be applied first, to the amortization of Tranche B, then to the amortization of Tranche A.”). The price of copper went north of $0.88 per pound on October 15, 2003. The record shows that Minera was paying down its debt, presumably in compliance with its prepayment obligation. See JX-103 at SP COMM 006861 (Minera’s net debt as of May 31, 2004 was $1.189 million); JX-107 (road show presentation (November 2004)) at SP COMM 006674 (Minera’s net debt as of June 30, 2004 was $1.06 billion).

demands. The Special Committee justified paying a higher price through a series of economic contortions. The Special Committee was able to “bridge the gap”(40) between the 64 million and the 67 million figures by decreasing Minera’s debt cap by another $105 million, and by getting Grupo Mexico to cause Southern Peru to issue a special dividend of $100 million, which had the effect of decreasing the value of Southern Peru’s stock. According to Special Committee member Handelsman, these “bells and whistles”(41) made it so that “the value of what was being . . . acquired in the merger went up, and the value of the specie that was being used in the merger went down . . . ,”(42) giving the Special Committee reason to accept a higher Merger price.

The closing share price of Southern Peru was $53.16 on October 5, 2004, so a purchase price of 67 million shares had a market value of $3.56 billion,(43) which was higher than the dollar value requested by Grupo Mexico in its February 2004 proposal or its original May 7 term sheet.

At that point, the main unresolved issue was the stockholder vote that would be required to approve the Merger. After further negotiations, on October 8, 2004, the Special Committee gave up on its proposed majority of the minority vote provision and agreed to Grupo Mexico’s suggestion that the Merger require only the approval of two-

(40)  Tr. at 175 (Handelsman).

(41)  Id. at 185 (Handelsman).

(42)  Id. at 176 (Handelsman).

(43)  JX-18 at 8 ($53.16 x 67,000,000 = $3,561,720,000).

thirds of the outstanding common stock of Southern Peru.(44) Given the size of the holdings of Cerro and Phelps Dodge,(45) Grupo Mexico could achieve a two-thirds vote if either Cerro or Phelps Dodge voted in favor of the Merger.

K.   The Multi-Faceted Dimensions Of Controlling Power: Large Stockholders Who Want To Get Out Support A Strategic, Long-Term Acquisition As A Prelude To Their Own Exit As Stockholders

Human relations and motivations are complex. One of the members of the Special Committee, Handelsman, represented a large Founding Stockholder, Cerro. This might be seen in some ways to have ideally positioned Handelsman to be a very aggressive negotiator. But Handelsman had a problem to deal with, which did not involve Cerro having any self-dealing interest in the sense that Grupo Mexico had. Rather, Grupo Mexico had control over Southern Peru and thus over whether Southern Peru would take the steps necessary to make the Founding Stockholders’ shares marketable under applicable securities regulations.(46) Cerro and Phelps Dodge, consistent with its name, wanted to monetize their investment in Southern Peru and get out.

(44)  The parties further agreed that for the purposes of the two-thirds vote, each share would only be entitled to one vote. Thus, Grupo Mexico could only vote its 54.17% equity ownership, not the 63.08% voting power it ordinarily held due to the super-voting rights of the Founders Shares.

(45)  14.2% and 13.95% respectively.

(46)  The Founders Shares held by Cerro and Phelps Dodge were unregistered and thus could not be publicly sold in the marketplace. Securities Act of 1933 § 5(a), 15 U.S.C. § 77e(a) (2010). SEC Rule 144 provides an exemption from the registration requirements and allows public resale of restricted securities if certain conditions are met. But, Rule 144 contains volume restrictions that made it impossible for Cerro or Phelps Dodge to sell a bloc of their shares. Specifically, Cerro and Phelps Dodge, as “affiliates” of Southern Peru, were prevented from selling an amount greater than one percent of the outstanding Founders Shares in any three-month period. 17 C.F.R. § 230.144(e) (2010). Absent registration, Cerro and Phelps Dodge faced a prolonged goodbye.

Thus, while the Special Committee was negotiating the terms of the Merger, Handelsman was engaged in negotiations of his own with Grupo Mexico.(47) Cerro and Phelps Dodge had been seeking registration rights from Grupo Mexico (in its capacity as Southern Peru’s controller) for their shares of Southern Peru stock, which they needed because of the volume restrictions imposed on affiliates of an issuer by SEC Rule 144.(48)

It is not clear which party first proposed liquidity and support for the Founding Stockholders in connection with the Merger. But it is plain that the concept appears throughout the term sheets exchanged between Grupo Mexico and the Special Committee, and it is clear that Handelsman knew that registration rights would be part of the deal from the beginning of the Merger negotiations and that thus the deal would enable Cerro to sell as it desired. The Special Committee did not take the lead in negotiating the specific terms of the registration rights provisions — rather, it took the position that it wanted to leave the back-and-forth over the agreement details to Cerro and Grupo Mexico. Handelsman, however, played a key role in the negotiations with Grupo Mexico on Cerro’s behalf.(49)

(47)  Tr. at 182 (Handelsman) (“I had talked to the general counsel both of Grupo Mexico and Southern Peru about registration rights from the time of the first term sheet that Grupo Mexico sent.”).

(48)  Id. at 167 (Handelsman) (“[W]e were all long-term holders, and we all had directors, so we were all affiliates. So none of us could really sell our shares.”); cf. id. at 184 (Handelsman) (discussing market difficulties of selling stock even if Cerro could cease to be an affiliate for purposes of the volume restrictions of Rule 144).

(49)  See id. at 205 (Handelsman) (“Q. Do you know whether there were other people on behalf of Cerro that were speaking to Mr. Larrea at about that time [of the agreement to vote Cerro’s shares in accordance with the Special Committee in exchange for registration rights] about Cerro’s interest in selling its shares? A. I am sure there weren’t.”).

At trial, Handelsman explained that there were two justifications for pursuing registration rights — one offered benefits exclusive to the Founding Stockholders, and the other offered benefits that would inure to Southern Peru’s entire stockholder base. The first justification was that Cerro needed the registration rights in order to sell its shares quickly, and Cerro wanted “to get out” of its investment in Southern Peru.(50) The second justification concerned the public market for Southern Peru stock. Granting registration rights to the Founding Stockholders would allow Cerro and Phelps Dodge to sell their shares, increasing the amount of stock traded on the market and thus increasing Southern Peru’s somewhat thin public float. This would in turn improve stockholder liquidity, generate more analyst exposure, and create a more efficient market for Southern Peru shares, all of which would benefit the minority stockholders. Handelsman thus characterized the registration rights situation as a “win-win,” because “it permitted us to sell our stock” and “it was good for [Southern Peru] because they had a better float and they had a more organized sale of shares.”(51)

Handelsman’s tandem negotiations with Grupo Mexico culminated in Southern Peru giving Cerro registration rights for its shares on October 21, 2004, the same day that the Special Committee approved the Merger. In exchange for registration rights, Cerro expressed its intent to vote its shares in favor of the Merger if the Special Committee recommended it. If the Special Committee made a recommendation against the Merger, or withdrew its recommendation in favor of it, Cerro was bound by the agreement to vote

(50)  Id. at 168 (Handelsman) (“And both we and Phelps Dodge wanted to get out.”); id. at 167 (Handelsman) (“And quite frankly, we had an interest in selling our shares.”).

(51)  Id. at 184-85 (Handelsman).

against the Merger. Grupo Mexico’s initial proposal, which Handelsman received on October 18, 2004 — a mere three days before the Special Committee was to vote on the Merger — was that it would grant Cerro registration rights in exchange for Cerro’s agreement to vote in favor of the Merger. The Special Committee and Handelsman suggested instead that Cerro’s vote on the Merger be tied to whether or not the Special Committee recommended the Merger. After discussing the matter with the Special Committee, Grupo Mexico agreed.

On December 22, 2004, after the Special Committee approved the Merger but well before the stockholder vote, Phelps Dodge entered into an agreement with Grupo Mexico that was similar to Cerro’s, but did not contain a provision requiring Phelps Dodge to vote against the Merger if the Special Committee did. By contrast, Phelps Dodge’s agreement only provided that, [t]aking into account that the Special Committee . . . did recommend . . . the approval of the [Merger], Phelps Dodge “express[es] [its] current intent, to [ ] submit its proxies to vote in favor of the [Merger] . . . .”(52) Thus, in the event that the Special Committee later withdrew its recommendation to approve the Merger, Cerro would be contractually bound to vote against it, but Grupo Mexico could still achieve the two-thirds vote required to approve the Merger solely with Phelps Dodge’s cooperation. Under the terms of the Merger Agreement, the Special Committee was free to change its recommendation of the Merger, but it was not able to terminate the Merger

(52)  JX-15 (letter agreement between AMC and Phelps Dodge (December 22, 2004)) at AMC0024877.

Agreement on the basis of such a change.(53) Rather, a change in the Special Committee’s recommendation only gave Grupo Mexico the power to terminate the Merger Agreement.(54)

* * *

This issue again warrants a pause. Although I am not prepared on this record to find that Handelsman consciously agreed to a suboptimal deal for Southern Peru simply to achieve liquidity for Cerro from Grupo Mexico, there is little doubt in my mind that Cerro’s own predicament as a stockholder dependent on Grupo Mexico’s whim as a controller for registration rights influenced how Handelsman approached the situation. That does not mean he consciously gave in, but it does means that he was less than ideally situated to press hard. Put simply, Cerro was even more subject to the dominion of Grupo Mexico than smaller holders because Grupo Mexico had additional power over it because of the unregistered nature of its shares.

Perhaps most important, Cerro’s desires when considered alongside the Special Committee’s actions illustrate the tendency of control to result in odd behavior. During the negotiations of the Merger, Cerro had no interest in the long-term benefits to Southern Peru of acquiring Minera, nor did Phelps Dodge. Certainly, Cerro did not want any deal so disastrous that it would tank the value of Southern Peru completely, but nor

(53)  JX-13 (Agreement and Plan of Merger (October 21, 2004)) §5.9(b) (“In the event that, prior to the Effective Time the Special Committee believes, in its good faith judgment, after receiving the advice of its outside legal counsel, that failing to do so would create a reasonable likelihood of breaching its fiduciary duties under applicable law, the Special Committee . . . may . . . withdraw or modify its approval or recommendation in favor of the [Merger].”).

(54)  Id. §7.1(d).

did it have a rational incentive to say no to a suboptimal deal if that risked being locked into its investments. Cerro wanted to sell and sell then and there. But as a Special Committee member, Handelsman did not act consistently with that impulse for all stockholders. He did not suggest that Grupo Mexico make an offer for Southern Peru, but instead pursued a long-term strategic transaction in which Southern Peru was the buyer. A short-term seller of a company’s shares caused that company to be a long-term buyer.

L.   After One Last Price Adjustment, Goldman Makes Its Final Presentation

On October 13, 2004, Grupo Mexico realized that it owned 99.15% of Minera rather than 98.84%, and the purchase price was adjusted to 67.2 million shares instead of 67 million shares to reflect the change in size of the interest being sold. On October 13, 2004, Southern Peru was trading at $45.90 per share, which meant that 67.2 million shares had a dollar worth of $3.08 billion.(55)

On October 21, 2004, the Special Committee met to consider whether to recommend that the Board approve the Merger. At that meeting, Goldman made a final presentation to the Special Committee. The October 21, 2004 presentation stated that Southern Peru’s implied equity value was $3.69 billion based on its then current market capitalization at a stock price of $46.41 and adjusting for debt. Minera’s implied equity value is stated as $3.146 billion, which was derived entirely from multiplying 67.2 million shares by Southern Peru’s $46.41 stock price and adjusting for the fact that Southern Peru was only buying 99.15% of Minera.

(55)  JX-18 at 7 ($45.90 x 67,200,000 = $3,084,480,000).

No standalone equity value of Minera was included in the October 21 presentation.(56) Instead, the presentation included a series of relative DCF analyses and a “Contribution Analysis at Different EBITDA Scenarios,” both of which were presented in terms of a hypothetical number of Southern Peru shares to be issued to Grupo Mexico for Minera.(57) Goldman’s relative DCF analyses provided various matrices showing the number of shares of Southern Peru that should be issued in exchange for Minera under various assumptions regarding the discount rate, the long-term copper price, the allocation of tax benefits, and the amount of royalties that Southern Peru would need to pay to the Peruvian government. As it had in all of its previous presentations, Goldman used a range of long-term copper prices from $0.80 to $1.00 per pound. The DCF analyses generated a range of the number of shares to be issued in the Merger from 47.2 million to 87.8 million. Based on the then-current stock price of $45.92, this translated to $2.17 billion to $4.03 billion in cash value.(58) Assuming the mid-range figures of a discount rate of 8.5% and a long-term copper price of $0.90 per pound, the analyses yielded a range of shares from 60.7 to 78.7 million.

(56)  During discovery, two Microsoft Excel worksheets were unearthed that appear to suggest the implied equity values of Minera and Southern Peru that underlie Goldman’s October 21 presentation. One worksheet, which contains the Minera model, indicates an implied equity value for Minera of $1.25 billion using a long-term copper price of $0.90/lb and a discount rate of 8.5%. The other worksheet, which contains the Southern Peru model, indicates an implied equity value for Southern Peru of $1.6 billion using a copper price of $0.90 and a discount rate of 9.0%, and assuming a royalty tax of 2%. Both the plaintiff’s expert and the defendants’ expert relied on the projections contained in these worksheets in their reports. The defendants have also not contested the plaintiff’s expert’s contention that these worksheets include Goldman’s discounted cash flow estimates as of October 21, 2004.

(57)  JX-106 (Goldman presentation to the Special Committee (October 21, 2004)).

(58)  JX-18 at 7 ($45.92 x 47,200,000 = $2,167,424,000; $45.92 x 87,800,000 = $4,031,776,000).

Goldman’s contribution analysis generated a range of 42 million to 56 million shares of Southern Peru to be issued based on an annualized 2004E EBITDA multiple (4.6x) and forecasted 2004E EBITDA multiple (5.0x), and a range of 53 million to 73 million shares based on an updated range of estimated 2005E EBITDA multiples (5.6x to 6.5x). Notably, the 2004E EBITDA multiples did not support the issuance of 67.2 million shares of Southern Peru stock in the Merger. But, 67.2 million shares falls at the higher end of the range of shares calculated using Southern Peru’s 2005E EBITDA multiples. As notable, these multiples were not the product of the median of the 2005E EBITDA multiples of comparable companies identified by Goldman (4.8x). Instead, the multiples used were even higher than Southern Peru’s own higher 2005E EBITDA Wall Street consensus (5.5x) — an adjusted version of which was used as the bottom end of the range. These higher multiples were then attributed to Minera, a non-publicly traded company suffering from a variety of financial and operational problems.

Goldman opined that the Merger was fair from a financial perspective to the stockholders of Southern Peru, and provided a written fairness opinion.

M.   The Special Committee And The Board Approve The Merger

After Goldman made its presentation, the Special Committee voted 3-0 to recommend the Merger to the Board. At the last-minute suggestion of Goldman, Handelsman decided not to vote in order to remove any appearance of conflict based on his participation in the negotiation of Cerro’s registration rights, despite the fact that he had been heavily involved in the negotiations from the beginning and his hands had been deep in the dough of the now fully baked deal.(59)

The Board then unanimously approved the Merger and Southern Peru entered into the Merger Agreement.

N.   The Market Reacts To The Merger

The market reaction to the Merger was mixed and the parties have not presented any reliable evidence about it. That is, neither party had an expert perform an event study analyzing the market reaction to the Merger. Southern Peru’s stock price traded down by 4.6% when the Merger was announced. When the preliminary proxy statement, which provided more financial information regarding the Merger terms, became public on November 22, 2004, Southern Peru’s stock price again declined by 1.45%. But the stock price increased for two days after the final Proxy Statement was filed.

Determining what effect the Merger itself had on this rise is difficult because, as the plaintiff points out, this was not, as the defendants contend, the first time that Southern Peru and Minera’s financials were presented together. Rather, the same financial statements were in the preliminary Proxy Statement and the stock price fell.

(59)  See Tr. at 181-82 (Handelsman) (“We were sitting in Goldman Sachs’ office in Mexico City on this October day, and a lawyer from Goldman’s counsel called Goldman and said that — did they recognize that I had something that was the appearance of a conflict. And everybody looked at each other, and it was sort of incredulous about this and how it would come up on the morning of the date that the committee was supposed to vote. And I looked at it and I said, Well, if I have a conflict or they think I have a conflict or this is a potential for a conflict or there is an appearance of a conflict, then I won’t vote.”).

But, as noted, the plaintiff also offers no evidence that these stock market fluctuations provide a reliable basis for assessing the fairness of the deal because it did not conduct a reliable event study.

In fact, against a backdrop of strong copper prices, the trading price of Southern Peru stock increased substantially by the time the Merger closed. By April 1, 2005, Southern Peru’s stock price had a market value of $55.89 per share, an increase of approximately 21.7% over the October 21, 2004 closing price. But lest this be attributed to the Merger, other factors were in play. This includes the general direction of copper prices, which lifted the market price of not just Southern Peru, but those of its publicly traded competitors.(60) Furthermore, Southern Peru’s own financial performance was very strong, as will soon be discussed.

O.   Goldman Does Not Update Its Fairness Analysis

Despite rising Southern Peru share prices and performance, the Special Committee did not ask Goldman to update its fairness analysis at the time of the stockholder vote on the Merger and closing — nearly five months after the Special Committee had voted to recommend it. At trial, Handelsman testified that he called a representative at Goldman

(60)  See, e.g., List of Historical Stock Prices of Antofogasta (October 21, 2004 to April 1, 2005), http://uk.finance.yahoo.com/q/hp?s=ANTO.L&b=21&a=09&c=2004&e=1&d=03&f=2005&g=d; List of Historical Stock Prices of FreeportMcMoRan (October 21, 2004 to April 1, 2005), http://finance.yahoo.com/q/hp?s=FCX&a=09&b=21&c=2004&d=03&e=1&f=2005&g=d; List of Historical Stock Prices of Grupo Mexico (October 21, 2004 to April 1, 2005), http://finance.yahoo.com/q/hp?s=GMEXICOB.MX&a=09&b=21&c=2004&d=03&e=1&f=2005&g=d.

to ask whether the transaction was still fair, but Handelsman’s phone call hardly constitutes a request for an updated fairness analysis.(61)

The Special Committee’s failure to determine whether the Merger was still fair at the time of the Merger vote and closing is curious for two reasons.

First, for whatever the reason, Southern Peru’s stock price had gone up substantially since the Merger was announced in October 2004. In March 2005, Southern Peru stock was trading at an average price of $58.56 a share. The Special Committee had agreed to a collarless fixed exchange ratio and did not have a walk-away right. To my mind, an adroit Special Committee would have recognized the need to re-evaluate the Merger in light of Southern Peru’s then-current stock price.

Second, Southern Peru’s actual 2004 EBITDA became available before the stockholder vote on the Merger took place, and Southern Peru had smashed through the projections that the Special Committee had used for it.(62) In the October 21 presentation, Goldman used a 2004E EBITDA for Southern Peru of $733 million and a 2004E

(61)  Tr. at 187 (“Q. . . . [b]efore the transaction closed at the end of April 2005, did the special committee do anything to determine whether the transaction was still fair? A. Well, I don’t know what the special committee did, but I called a representative at Goldman and said, Has anything happened since the transaction was approved by the board that would suggest to you that this transaction was not fair? And I got the answer, no, nothing like that has happened.”).

(62)  Southern Peru’s 2004 full financial performance was publicly disclosed in its 2004 10-K, which was filed on March 16, 2005; the stockholder vote took place on March 28, 2005. Southern Peru’s previously filed quarterly reports did not indicate that it would achieve such a high EBITDA. See, e.g., Southern Peru Copper Corporation 10-Q for the quarter ending September 30, 2004 (November 9, 2004) at 3, available at http://sec.gov/Archives/edgar/data/1001838/000110465904034621/a04-13088_110q.htm, (showing 2004 EBITDA for the last nine months of $597.8 million). But, the members of the Special Committee, as directors of the company, would have had access to the basic information contained in the 2004 10-K before it became public. Either way, the results were out 12 days before the Merger vote.

EBITDA for Minera of $687 million. Southern Peru’s actual 2004 EBITDA was $1.005  billion, 37% more and almost $300 million more than the projections used by Goldman. Minera’s actual 2004 EBITDA, by contrast, was $681 million, 0.8% less than the projections used by Goldman. As I mentioned earlier, in its contribution analysis Goldman relied on the values (measured in Southern Peru shares) generated by applying an aggressive range of Southern Peru’s 2005E EBITDA multiples to Minera’s A&S-adjusted and unadjusted projections, not the 2004E EBITDA multiple, but the inaccuracy of Southern Peru’s estimated 2004 EBITDA should have given the Special Committee serious pause. If the 2004 EBITDA projections of Southern Peru – which were not optimized and had been prepared by Grupo Mexico-controlled management – were so grossly low, it provided reason to suspect that the 2005 EBITDA projections, which were even lower than the 2004 EBITDA projections, were also materially inaccurate, and that the assumptions forming the basis of Goldman’s contribution analysis should be reconsidered. Moreover, Southern Peru made $303.4 million in EBITDA in the first quarter of 2005, over 52% of the estimate in Goldman’s fairness presentation for Southern Peru’s 2005 full year performance. Although the first-quarter 2005 financial statements, which covered the period from January 1, 2005 to March 31, 2005, would not have been complete by the time of the stockholder vote, I can reasonably assume that, as directors of Southern Peru, the Special Committee had access to non-public information about Southern Peru’s monthly profit and loss statements. Southern Peru later beat its

EBITDA projections for 2005 by a very large margin, 135%,(63) a rate well ahead of Minera’s 2005 performance, which beat the deal estimates by a much lower 45%.(64)

The Special Committee’s failure to get a fairness update was even more of a concern because Cerro had agreed to vote against the Merger if the Special Committee changed its recommendation. The Special Committee failed to obtain a majority of the minority vote requirement, but it supposedly agreed to a two-thirds vote requirement instead because a two-thirds vote still prevented Grupo Mexico from unilaterally approving the Merger. This out was only meaningful, however, if the Special Committee took the recommendation process seriously. If the Special Committee maintained its recommendation, Cerro had to vote for the Merger, and its vote combined with Grupo Mexico’s vote would ensure passage. By contrast, if the Special Committee changed its recommendation, Cerro was obligated to vote against the Merger.

The tying of Cerro’s voting agreement to the Special Committee’s recommendation was somewhat odd, in another respect. In a situation involving a third-party merger sale of a company without a controlling stockholder, the third party will often want to lock up some votes in support of a deal. A large blocholder and the target board might therefore negotiate a compromise, whereby the blocholder agrees to vote yes if the target board or special committee maintains a recommendation in favor of the transaction. In this situation, however, there is a factor not present here. In an arm’s-

(63) Southern Peru’s actual 2005 EBITDA was $1.365 billion, as compared to Southern Peru’s 2005E EBITDA based on unadjusted management projections of $581 million.

(64) Minera’s actual 2005 EBITDA was $971.6 million, as compared to Minera’s 2005E EBITDA based on unadjusted management projections of $672 million.

length deal, the target usually has the flexibility to change its recommendation or terminate the original merger upon certain conditions, including if a superior proposal is available, or an intervening event makes the transaction impossible to recommend in compliance with the target’s fiduciary duties. Here, by contrast, Grupo Mexico faced no such risk of a competing superior proposal because it controlled Southern Peru. Furthermore, the fiduciary out that the Special Committee negotiated for in the Merger agreement provided only that the Special Committee could change its recommendation in favor of the Merger, not that it could terminate the Merger altogether or avoid a vote on the Merger. The only utility therefore of the recommendation provision was if the Special Committee seriously considered the events between the time of signing and the stockholder vote and made a renewed determination of whether the deal was fair. There is no evidence of such a serious examination, despite important emerging evidence that the transaction’s terms were skewed in favor of Grupo Mexico.

P. Southern Peru’s Stockholders Approve The Merger

On March 28, 2005, the stockholders of Southern Peru voted to approve the Merger. More than 90% of the stockholders voted in favor of the Merger. The Merger then closed on April 1, 2005. At the time of closing, 67.2 million shares of Southern Peru had a market value of $3.75 billion.(65)

Q. Cerro Sells Its Shares

On June 15, 2005, Cerro, which had a basis in its stock of only $1.32 per share, sold its entire interest in Southern Peru in an underwritten offering at $40.635 per share.

(65) JX-18 at 5 ($55.89 x 67,200,000 = $3,755,808,000).

Cerro sold its stock at a discount to the then-current market price, as the low-high trading prices for one day before the sale were $43.08 to $44.10 per share. This illustrates Cerro’s problematic incentives.

R. The Plaintiff Sues The Defendants And The Special Committee

This derivative suit challenging the Merger, first filed in late 2004, moved too slowly, and it was not until June 30, 2010 that the plaintiff moved for summary judgment.(66) On August 10, 2010, the defendants filed a cross-motion for summary judgment, or in the alternative, to shift the burden of proof to the plaintiff under the entire fairness standard. On August 11, 2010, the individual Special Committee defendants cross-moved for summary judgment on all claims under Southern Peru’s exculpatory provision adopted under 8 Del. C. § 102(b)(7). At a hearing held on December 21, 2010, I dismissed the Special Committee defendants from the case because the plaintiff had failed to present evidence supporting a non-exculpated breach of their fiduciary duty of loyalty, and I denied all other motions for summary judgment. This, of course, did not mean that the Special Committee had acted adroitly or that the remaining defendants, Grupo Mexico and its affiliates, were immune from liability.

In contrast to the Special Committee defendants, precisely because the remaining directors were employed by Grupo Mexico, which had a self-dealing interest directly in conflict with Southern Peru, the exculpatory charter provision was of no benefit to them

(66) When Vice Chancellor Lamb left the Court in 2009, this case was reassigned to me. By that time, Vice Chancellor Lamb had already admonished the plaintiff for its torpid pace in prosecuting the case. In re Southern Peru S’holders Litig., C.A. No. 961 at 20 (Del. Ch. July 1, 2009) (TRANSCRIPT) (“I can’t quite strongly enough express my displeasure at how delayed this litigation has been and the fact that it wasn’t prepared for trial two or three years ago.”).

at that stage, given the factual question regarding their motivations. At trial, these individual Grupo Mexico-affiliated director defendants made no effort to show that they acted in good faith and were entitled to exculpation despite their lack of independence. In other words, the Grupo Mexico-affiliated directors did nothing to distinguish each other and none of them argued that he should not bear liability for breach of the duty of loyalty if the transaction was unfairly advantageous to Grupo Mexico, which had a direct self-dealing interest in the Merger. Their liability therefore rises or falls with the issue of fairness.(67)

In dismissing the Special Committee members on the summary judgment record, I necessarily treated the predicament faced by Cerro and Handelsman, which involved facing additional economic pressures as a minority stockholder as a result of Grupo Mexico’s control, differently than a classic self-dealing interest. I continue, as you will see, to hold that view. Although I believe that Cerro, and therefore Handelsman, were influenced by Cerro’s desire for liquidity as a stockholder, it seems to me counterproductive to equate a legitimate concern of a stockholder for liquidity from a controller into a self-dealing interest.(68) I therefore concluded that there had to be a triable

(67) Cf. In re Loral Space & Commc’ns Inc., 2008 WL 4293781, at *33 (Del. Ch. Sept. 19, 2008) (“For example, being a non-independent director who approved a conflict transaction found unfair does not make one, without more, liable personally for the harm caused. Rather, the court must examine that director’s behavior in order to assess whether the director breached her fiduciary duties and, if a § 102(b)(7) clause is in effect, acted with the requisite state of mind to have committed a non-exculpated breach.”).

(68) I recognize that this is a close question. The bottom line requirement of loyalty is that a director act in the best interests of the company and its stockholders, rather than for any other reason. See In re RJR Nabisco, Inc. S’holders Litig., 1989 WL 7036, at *15 (Del. Ch. Jan. 31, 1989). Myriad interests have caused fiduciaries to stray from the straight path. What I struggle with here is that a director would be considered interested because he (or in this case, his issue regarding whether Handelsman acted in subjective bad faith to force him to trial. I concluded then on that record that no such issue of fact existed and even on the fuller trial record (where the plaintiff actually made much more of an effort to pursue this angle), I still could not find that Handelsman acted in bad faith to purposely accept an unfair deal. But Cerro, and therefore Handelsman, did have the sort of economic concern that ideally should have been addressed upfront and forthrightly in terms of whether the stockholder’s interest well positioned its representative to serve on a special committee. Put simply, although I continue to be unpersuaded that one can label Handelsman as having acted with the state of mind required to expose him to liability given the exculpatory charter protection to which he is entitled, I am persuaded that Cerro’s desire to sell influenced how Handelsman approached his duties and compromised his effectiveness.

employer) desired the liquidity available to the other stockholders. Although I do not struggle with finding that a stockholder-representative in this situation has difficult incentives, I believe it would be mistaken to consider this sort of interest as constituting an interest in the formal sense of imposing liability for breach of the duty of loyalty absent a showing that the director in bad faith subordinated the best interests of the company in getting a fair price to his desire to have the liquidity available to other stockholders. Given that summary judgment in Handelsman’s favor has already been granted and given the resources of Grupo Mexico and its affiliated defendants, this interesting question does not seem likely to have a real world effect. In view of that, I am even more reluctant to call a stockholder’s desire for liquidity an interest, because there is likely utility in having directors who represent stockholders with a deep financial stake that gives them an incentive to monitor management and controlling stockholders closely. In a real way, Cerro and Phelps Dodge were seeking the same liquidity as other minority stockholders, although I realize Handelsman’s service on the board was a choice that exacerbated Cerro’s problem.

III. Legal Analysis

A. The Standard Of Review Is Entire Fairness

Consistent with the Supreme Court’s decision in Kahn v. Tremont, both the plaintiff and the defendants agree that the appropriate standard of review for the Merger is entire fairness, regardless of the existence of the Special Committee.(69) Given this agreement, there is no need to consider whether room is open under our law for use of the business judgment rule standard in a circumstance like this, if the transaction were conditioned upon the use of a combination of sufficiently protective procedural devices.(70) Absent some argument by a party to that effect, judicial restraint counsels my accepting the parties’ framework. Where, as here, a controlling stockholder stands on both sides of a transaction, the interested defendants are “required to demonstrate their utmost good faith and the most scrupulous inherent fairness of the bargain.”(71) In other words, the defendants with a conflicting self-interest must demonstrate that the deal was entirely fair to the other stockholders.(72)

(69) See Kahn v. Tremont Corp., 694 A.2d 422, 428-29 (Del. 1997) (applying entire fairness review to an interested transaction where the controlling shareholder of a corporation caused it to purchase shares of a second controlled corporation); Emerald Partners v. Berlin, 726 A.2d 1215, 1221 (Del. 1999) (applying entire fairness review to a merger whereby a controlled corporation acquired thirteen corporations controlled by the same shareholder); Leo E. Strine, Jr., The Inescapably Empirical Foundation of the Common Law of Corporations, 27 Del. J. Corp. L. 499, 510 (2002).

(70) In In re Pure Res., Inc., S’holders Litig., 808 A.2d 421, 443-46 (Del. Ch. 2002); In re Cysive, Inc. S’holders Litig., 836 A.2d 531, 547-51 (Del. Ch. 2003), In re Cox Commc’ns, Inc. S’holders Litig., 879 A.2d 604, 617 (Del. Ch. 2005), and more recently, In re CNX Gas Corp. S’holders Litig., 4 A.3d 397, 406-14 (Del. Ch. 2010), the Court of Chancery has explained why there might be utility to having further guidance from the Supreme Court in this sensitive area of the law and the reasons why the standard articulated in Kahn v. Lynch Communication Systems, Inc., 638 A.2d 1110, 1117 (Del. 1994), makes it difficult for parties to actually present questions regarding

The entire fairness standard is well-known and has “two basic aspects” of fairness: process (“fair dealing”) and price (“fair price”).(73) As explained by our Supreme Court, fair dealing “embraces questions of when the transaction was timed, how it was initiated, structured, negotiated, disclosed to the directors, and how the approvals of the directors and the stockholders were obtained,” and fair price “relates to the economic and financial considerations of the proposed merger, including all relevant factors: assets, market value, earnings, future prospects, and any other elements that affect the intrinsic or inherent value of a company’s stock.”(74)

Although the concept of entire fairness has two components, the entire fairness analysis is not bifurcated. Rather, the court “determines entire fairness based on all aspects of the entire transaction.”(75) Our Supreme Court has recognized, however, that, at least in non-fraudulent transactions, “price may be the preponderant consideration….”(76)

the standard to the Supreme Court. See In re Cox Commc’ns, Inc. S’holders Litig., 879 A.2d at 619-22 (explaining why this is so).

(71) Weinberger v. UOP, Inc., 457 A.2d 701, 710 (Del. 1983) (citation omitted).

(72) Caution is required here. The entire fairness standard ill suits the inquiry whether disinterested directors who approve a self-dealing transaction and are protected by an exculpatory charter provision authorized by 8 Del. C. § 102(b)(7) can be held liable for breach of fiduciary duties. Unless there are facts suggesting that the directors consciously approved an unfair transaction, the bad faith preference for some other interest than that of the company and the stockholders that is critical to disloyalty is absent. The fact that the transaction is found to be unfair is of course relevant, but hardly sufficient, to that separate, individualized inquiry. In this sense, the more stringent, strict liability standard applicable to interested parties such as Grupo Mexico is critically different than that which must be used to address directors such as those on the Special Committee.

(73) See Weinberger, 457 A.2d at 711.

(74) Id.

(75) In re John Q. Hammons Hotels Inc. S’holder Litig., 2009 WL 3165613, at *13 (Del. Ch. Oct. 2, 2009) (citing Valeant Pharm. Int’l v. Jerney, 921 A.2d 732, 746 (Del. Ch. 2007)).

(76) Weinberger, 457 A.2d at 711.

That is, although evidence of fair dealing may help demonstrate the fairness of the price obtained, what ultimately matters most is that the price was a fair one.(77)

Of course, under our law, the defendants may shift the burden of persuasion on entire fairness to the plaintiff in certain circumstances. I now turn to the defendants’ arguments about that issue.

B. Are The Defendants Entitled To Shift The Burden Of Persuasion?

Having served as a trial judge for many years now, it is with some chagrin that I admit that I tried this case without determining in advance which side had the burden of persuasion. But I did not do so lightly. Under the Lynch doctrine,(78) when the entire fairness standard applies, controlling stockholders can never escape entire fairness review,(79) but they may shift the burden of persuasion by one of two means: they may show that the transaction was approved either by an independent board majority (or in the

(77) See, e.g., Valeant Pharm. Int’l, 921 A.2d at 746 (“The two components of the entire fairness concept are not independent, but rather the fair dealing prong informs the court as to the fairness of the price obtained through that process.”).

(78) Kahn v. Lynch Commc’n Sys., Inc., 638 A.2d 1110 (Del. 1994).

(79) See id. at 1117 (“Nevertheless, even when an interested cash-out merger transaction receives the informed approval of a majority of minority stockholders or an independent committee of disinterested directors, an entire fairness analysis is the only proper standard of review.”); see also In re Pure Res., Inc., S’holders Litig., 808 A.2d 421, 435-36 (Del. Ch. 2002) (explaining this reality); In re Cox Commc’ns, Inc. S’holders Litig., 879 A.2d 604, 617 (Del. Ch. 2005) (same); see also id. at 617 (“All in all, it is perhaps fairest and more sensible to read Lynch as being premised on a sincere concern that mergers with controlling stockholders involve an extraordinary potential for the exploitation by powerful insiders of their informational advantages and their voting clout. Facing the proverbial 800 pound gorilla who wants the rest of the bananas all for himself, chimpanzees like independent directors and disinterested stockholders could not be expected to make sure that the gorilla paid a fair price. Therefore, the residual protection of an unavoidable review of the financial fairness whenever plaintiffs could raise a genuine dispute of fact about that issue was thought to be a necessary final protection.”) (citations omitted).

alternative, a special committee of independent directors) or, assuming certain conditions, by an informed vote of the majority of the minority shareholders.(80)

1. Is The Burden Shifted Because Of The Special Committee Process?

In this case, the defendants filed a summary judgment motion arguing that the Special Committee process was entitled to dignity under Lynch and shifted the burden of persuasion under the preponderance standard to the plaintiff. I found the summary judgment record insufficient to determine that question for the following reason.

Lynch and its progeny leave doubt in my mind about what is required of a Special Committee to obtain a burden shift. For their part, the defendants argue that what is required is a special committee comprised of independent directors who selected independent advisors and who had the ability to negotiate and reject a transaction. This is, of course, consistent with what one would expect in determining a standard of review that would actually be used in deciding a case. By contrast, the plaintiff stresses that only an effective special committee operates to shift the burden of persuasion,(81) and that a factual determination must be made regarding whether the special committee in fact operated with the degree of ardor and skill one would have expected of an arms-length negotiator with true bargaining power.

To my mind, which has pondered the relevant cases for many years, there remains confusion. In the most relevant case, Tremont, the Supreme Court clearly said that to

(80) See Lynch, 638 A.2d at 1117 (citation omitted).

(81) See Pl. Op. Post-Tr. Br. at 14 (citing Kahn v. Tremont Corp., 694 A.2d 422, 429 (Del. 1997); Gesoff v. IIC Indus., 902 A.2d 1130, 1148 (Del. Ch. 2006); Rabkin v. Olin Corp., 1990 WL 47648, at *6 (Del. Ch. Apr. 17, 1990)).

obtain a burden shift, however slight those benefits may be,(82) the special committee must “function in a manner which indicates that the controlling shareholder did not dictate the terms of the transaction and that the committee exercised real bargaining power ‘at an arms-length.’”(83) A close look at Tremont suggests that the inquiry must focus on how the special committee actually negotiated the deal — was it “well functioning”(84) — rather than just how the committee was set up.(85) The test, therefore, seems to contemplate a look back at the substance, and efficacy, of the special committee’s negotiations, rather than just a look at the composition and mandate of the special committee.(86) That interpretation is confirmed by a closer look at the Supreme Court’s treatment of the factors that the Court found indicated that the special committee “did not operate in an independent or informed manner….”(87) Although the notion of an “independent” and “informed manner” might suggest that the only relevant factors to that inquiry are those

(82) As I have noted before, it is unclear to me if there is much, if any, practical implication of a burden shift. See In re Cysive, Inc. S’holders Litig., 836 A.2d 531, 548 (Del. Ch. 2003) (“The practical effect of the Lynch doctrine’s burden shift is slight. One reason why this is so is that shifting the burden of persuasion under a preponderance standard is not a major move, if one assumes, as I do, that the outcome of very few cases hinges on what happens if . . .the evidence is in equipoise.”).

(83) Tremont, 694 A.2d at 429 (Del. 1997) (citation omitted).

(84) Id. at 428.

(85) In re Cox Commc’ns, Inc. S’holders Litig., 879 A.2d 604, 617 (Del. Ch. 2005) (“But, in order to encourage the use of procedural devices such as special committees and Minority Approval Conditions that tended to encourage fair pricing, the Court [in Lynch] did give transactional proponents a modest procedural benefit — the shifting of the burden of persuasion on the ultimate issue of fairness to the plaintiffs — if the transaction proponents proved, in a factually intensive way, that the procedural devices had, in fact, operated with integrity.”) (emphasis added) (citation omitted).

(86) Accord Kahn v. Lynch Commc’n Sys., Inc., 638 A.2d 1110, 1121 (“[U]nless the controlling or dominating shareholder can demonstrate that it has not only formed an independent committee but also replicated a process ‘as though each of the contending parties had in fact exerted its bargaining power at arm’s length,’ the burden of proving entire fairness will not shift.”) (citing Weinberger v. UOP, Inc., 457 A.2d 701, 709-10 n.7 (Del. 1983)).

(87) Tremont, 694 A.2d at 424.

that speak to the special committee’s ties with the controlling stockholder (i.e., its  independence) and its ability to retain independent advisors and say no, the majority and  concurring decisions in Tremont seem to reveal that was not the approach taken by the  Court. Tremont seems to focus both on indicia of independence and indicia of procedural  and even substantive fairness. For example, the Supreme Court found problematic the  supposedly outside directors’ previous business relationships with the controlling  stockholder that resulted in significant financial compensation or influential board  positions (88) and their selection of advisors who were in some capacity affiliated with the  controlling stockholder,(89) both of which are factors that speak to the special committee’s  facial independence.

But, the Supreme Court also seems to call into question the substance of the  special committee’s actual efforts, noting the special committee directors’ heavy reliance  on projections prepared by the controlling stockholder,(90) their perfunctory effort at  scheduling and attending committee meetings,(91) and the limitation on the exchange of  ideas that resulted from the directors’ failure to fully participate in an active process.(92)

(88) Id. at 426 (“Although the three men were deemed ‘independent’ for purposes of this transaction, all had significant prior business relationships with Simmons or Simmons’ controlled companies.”); id. at 429-30 (exploring the significance of the ties).

(89) Id. at 426-27 (discussing that the financial advisor was affiliated with the controlling stockholder, that the legal advisor was selected by the general counsel of both the company and the controlling stockholder, that the conflict check was performed by the general counsel, and that the legal advisor had represented the controlling stockholder’s company in prior business deals).

(90) Id. at 427.

(91) Id. (noting that the special committee only met four times, that only one director was able to attend all the meetings, and that he was also the only director to attend the review sessions with the advisors).

(92) Id. at 430.

Judge Quillen’s concurring opinion(93) most clearly contemplates a focus on both  indicia of independence and indicia of substantive fairness in the negotiation process. In  confirming the majority’s ruling to deny the defendants the benefit of the burden shift,  Judge Quillen begins by reviewing the special committee’s ties to the controlling  stockholder and its selection of questionable advisors (i.e., factors that could be applied  early in a case to determine the burden allocation), but then he moves into a discussion  where he points to deficiencies in the substance of the special committee’s negotiations,  which cannot in any easy way be separated from an examination of fairness. The  concurrence questions the special committee’s failure to take advantage of certain  opportunities to exert leverage over the controlling stockholder(94) as well as its failure to  negotiate the price of the stock purchase downward when there was indicia of price  manipulation,(95) when the controlling stockholder’s chief negotiator knew that the stock  was worth less than the market,(96) and when the target’s stock price dropped precipitously  before the date of signing.(97) The concurrence also questions the ultimate fairness of the  price and other terms agreed to by the special committee, noting that the substance of the  negotiations is “not self-verifying on the independence issue.”(98) These references in the  concurrence echo the majority opinion itself, which uses phrases like “real bargaining

(93) Judge Quillen was then a member of the Superior Court and was sitting on the Supreme Court by designation. Id. at 423 n.*.

(94) Id. at 433 (Quillen, J., concurring) (noting the value of the deal to the controlling stockholder, the difficulties the controlling stockholder would face in trying to accomplish a similar deal with a non-affiliated entity, and the time constraint the controlling stockholder was under to achieve the tax savings).

(95) Id.

(96) Id.

(97) Id. (falling from $16 per share to $12.75 per share).

(98) Id.

power”(99) and “well functioning”(100) to describe what is required of the special committee  to merit a burden shift, which seem to get at whether the special committee in fact  simulated the role that a third-party with negotiating power would have played.(101) Thus,  to my mind, Tremont implies that there is no way to decide whether the defendant is  entitled to a burden shift without taking into consideration the substantive decisions of  the special committee, a fact-intensive exercise that overlaps with the examination of  fairness itself.

As a trial judge, I note several problems with such an approach. Assuming that  the purpose of providing a burden shift is not only to encourage the use of special  committees,(102) but also to provide a reliable pre-trial guide to the burden of persuasion,(103) the factors that give rise to the burden shift must be determinable early in the litigation  and not so deeply enmeshed in the ultimate fairness analysis. Thus, factors like the

(99) Id. (majority opinion) at 429.

(100) Id. at 428.

(101) See also Kahn v. Lynch Commc’n Sys., Inc., 638 A.2d 1110, 1121 (Del. 1994) (discussing  with approval the Supreme Court’s conclusion in Rabkin v. Philip A. Hunt Chem. Corp. that “the  majority stockholder’s ‘attitude towards the minority,’ coupled with the ‘apparent absence of any  meaningful negotiations as to price,’ did not manifest the exercise of arm’s length bargaining by  the independent committee” and that “the burden on entire fairness would not be shifted by the  use of an independent committee which concluded its processes with ‘what could be considered  a quick surrender’ to the dictated terms of the controlling shareholder.”) (citing Rabkin v. Philip  A. Hunt Chem. Corp., 498 A.2d 1099, 1106 (Del. 1985)).

(102) See, e.g., In re Cysive, Inc. S’holders Litig., 836 A.2d 531, 548 (Del. Ch. 2003) (“Because  these devices are thought, however, to be useful and to incline transactions towards fairness, the  Lynch doctrine encourages them by giving defendants the benefits of a burden shift if either one  of the devices is employed.”).

(103) See William T. Allen et. al., Function Over Form: A Reassessment of Standards of Review in  Delaware Corporation Law, 56 Bus. L. 1287, 1297 (2001) (explaining that standards of review  should be functional, in that they should serve as a “useful tool that aids the court in deciding the  fiduciary duty issue” rather than merely “signal the result or outcome.”).

independence of the committee and the adequacy of its mandates (i.e., was it given blocking and negotiating power) would be the trigger for the burden shift.

Because the only effect of the burden shift is to make the plaintiff prove unfairness  under a preponderance standard, the benefits of clarity in terms of trial presentation and for the formation of special committees would seem to outweigh the costs of such an  upfront approach focusing on structural independence. To be clear, such an allocation  would still allow the plaintiff to go to trial so long as there was a triable issue regarding  fairness. Further, because the burden becomes relevant only when a judge is rooted on  the fence post and thus in equipoise, it is not certain that there is really a cost.(104)

By contrast, the alternative approach leads to situations like this and Tremont itself, where the burden of proof has to be determined during the trial, and where that

(104) Obviously, if a more important shift was contingent upon this factor, the cost-benefit analysis  would be closer. In part for that reason and, as importantly, because the role of an independent  negotiating agent is different from that of an approving principal (to use economic, not legal  concepts), see In re John Q. Hammons Hotels Inc. S’holder Litig., 2009 WL 3165613, at *12  (Del. Ch. Oct. 2, 2009); In re Cox Commc’ns, Inc. S’holders Litig., 879 A.2d 604, 645 (Del. Ch.  2005), and because our statute often contemplates both the requirements of board and  stockholder approval in third-party mergers, 8 Del. C. § 251, I am more comfortable according  business judgment rule standard of review treatment to an interested transaction only if a  transaction is contingent in advance on both: i) the negotiation, approval and veto authority of an  independent board majority or special committee; and ii) the approval of a majority of the  uncoerced, fully informed, and disinterested stockholders. In re Cox Commc’ns, Inc. S’holders  Litig., 879 A.2d at 643 (noting that such an alteration would “mirro[r] what is contemplated in an  arms-length merger under § 251 — independent, disinterested director and stockholder  approval.”) (footnote omitted). Absent the assurance that the stockholders themselves have the  opportunity to turn down the transaction freely, the costs of such a move would seem to outweigh the benefits. With a standard that would systemically encourage both the employment  of an active independent negotiating agent and the empowerment of disinterested stockholders to  protect themselves and hold those agents accountable, the benefits to investors could be  considerable and there would be a better chance to focus litigation on those transactions that are  most questionable, which would also make the cost-benefit ratio of the representative litigation  process better for diversified investors. See id. at 643-45 (discussing how this reform would  eliminate perverse litigation incentives and “encourage the filing of claims only by plaintiffs and  plaintiffs’ lawyers who genuinely believed that a wrong had been committed.”).

burden determination is enmeshed in the substantive merits.(105) As a trial judge, I take  very seriously the standard of review as a prism through which to determine a case.  When a standard of review does not function as such, it is not clear what utility it has, and  it adds costs and complication to the already expensive and difficult process of complex  civil litigation.(106) Subsuming within the burden shift analysis questions of whether the  special committee was substantively effective in its negotiations with the controlling  stockholder — questions fraught with factual complexity — will, absent unique  circumstances, guarantee that the burden shift will rarely be determinable on the basis of  the pre-trial record alone.(107) If we take seriously the notion, as I do, that a standard of  review is meant to serve as the framework through which the court evaluates the parties’  evidence and trial testimony in reaching a decision, and, as important, the framework  through which the litigants determine how best to prepare their cases for trial,(108) it is  problematic to adopt an analytical approach whereby the burden allocation can only be

(105) See In re Cysive, Inc. S’holders Litig., 836 A.2d at 548-49 (explaining why this more searching approach tends to conflate the burden-shifting analysis with that of procedural fairness).

(106) See Allen et. al., supra note 103, at 1297-98.

(107) Cf. In re Cysive, Inc. S’holders Litig., 836 A.2d at 549 (noting that “it is unsurprising that few  defendants have sought a pre-trial hearing to determine who bears the burden of persuasion on  fairness” given “the factually intense nature of the burden-shifting inquiry” and the “modest  benefit” gained from the shift).

(108) See Allen et. al., supra note 103, at 1303-04 n.63 (noting the practical problems litigants face  when the burden of proof they are forced to bear is not made clear until after the trial); cf. In re  Cysive, Inc. S’holders Litig., 836 A.2d at 549 (“[I]n order to prove that a burden shift occurred  because of an effective special committee, the defendants must present evidence of a fair  process. Because they must present this affirmatively, they have to act like they have the burden  of persuasion throughout the entire trial court process.”).

determined in a post-trial opinion, after all the evidence and all the arguments have been presented to the court.(109)

But, I am constrained to adhere faithfully to Tremont as written, and I read it and some of its progeny(110) as requiring a factual look at the actual effectiveness of the special committee before awarding a burden shift. For that reason, I will, as you will see, find that the burden of persuasion remained with the defendants, because the Special Committee was not “well functioning.”(111) And I will also find, however, that this determination matters little because I am not stuck in equipoise about the issue of fairness. Regardless of who bears the burden, I conclude that the Merger was unfair to Southern Peru and its stockholders.

2. Did The Burden Of Persuasion Shift Because Of The Stockholder Vote?

With much less passion, the defendants also seek to obtain a burden shift by arguing that the Merger ultimately received super-majority support of the stockholders other than Grupo Mexico, and a majority support of the stockholders excluding all of the Founding Stockholders.

The defendants have failed to earn a burden shift for the following reasons. First, in a situation where the entire fairness standard applies because the vote is controlled by

(109) See In re Cysive, Inc. S’holders Litig., 836 A.2d at 549 (noting that it is inefficient for defendants to seek a pre-trial ruling on the burden-shift unless the discovery process has generated a sufficient factual record to make such a determination).

(110) See Emerald Partners v. Berlin, 726 A.2d 1215, 1222-23 (Del. 1999) (describing that the special committee must exert “real bargaining power” in order for defendants to obtain a burden shift); see also Beam v. Stewart, 845 A.2d 1040, 1055 n.45 (Del. 2004) (citing Kahn v. Tremont Corp., 694 A.2d 422, 429-30 (Del. 1997)) (noting that the test articulated in Tremont requires a determination as to whether the committee members “in fact” functioned independently).

(111) Tremont, 694 A.2d at 428.

an interested stockholder, any burden-shifting should not depend on the after-the-fact vote result but should instead require that the transaction has been conditioned up-front on the approval of a majority of the disinterested stockholders. Chancellor Chandler, in his Rabkin v. Olin Corp. decision,(112) took that view and was affirmed by our Supreme Court, and it remains sound to me in this context.(113) It is a very different thing for stockholders to know that their vote is in fact meaningful and to have a genuine chance to disapprove a transaction than it is to be told, as they were in this case, that the transaction required a two-thirds vote, which would be satisfied certainly because Grupo Mexico,

(112) Rabkin v. Olin Corp., 1990 WL 47648, at *6 (Del. Ch. Apr. 17, 1990), aff’d, 586 A.2d 1202 (Del. 1990) (TABLE) (“If an informed vote of a majority of the minority shareholders has approved a challenged transaction, and in fact the merger is contingent on such approval, the burden entirely shifts to the plaintiffs to show that the transaction was unfair to the minority.” (emphasis added)); see also In re Wheelabrator Techs., Inc. S’holders Litig., 663 A.2d 1194, 1203 (Del. Ch. 1995) (same).

(113) In a merger where there is no controller and the disinterested electorate controls the outcome from the get go, there is no need to bargain over this element. In such a situation, it has long been my understanding of Delaware law, that the approval of an uncoerced, disinterested electorate of a merger (including a sale) would have the effect of invoking the business judgment rule standard of review. See, e.g., In re Wheelabrator Techs., Inc. S’holders Litig., 663 A.2d at 1201 n.4, 1202-03 (describing the effect of an informed, uncoerced, and disinterested stockholder approval of a merger not involving a controlling stockholder and finding that such approval invokes the business judgment rule standard of review). It may be that a vote in that context does not involve “pure ratification,” see Gantler v. Stephens, 965 A.2d 695, 712-13 (Del. 2009), but I have long understood that under our law it would invoke the business judgment rule standard of review. See Harbor Fin. Partners v. Huizenga, 751 A.2d 879, 890, 895-900 (Del. Ch. 1999) (discussing history of the long tradition to invoking the business judgment rule standard when informed, disinterested stockholders approve a third-party merger and the limited waste exception to this effect); Solomon v. Armstrong, 747 A.2d 1098, 1113-17 (Del. Ch. 1999), aff’d, 746 A.2d 277 (Del. 2000) (citing cases to this effect); see also Allen et. al., supra note 103, at 1307-09 (expressing the policy rationale for giving full “ratification” effect to an uncoerced, disinterested shareholder vote). Perhaps a more nuanced nomenclature is needed to describe the traditional effect that a disinterested stockholder vote has had on the standard of review used to evaluate a challenge to an arm’s length, third-party merger and to distinguish it from “classic” or “pure ratification.” See Harbor Finance Partners, 751 A.2d at 900 n.78 (“For want of better nomenclature, I use the term [“ratification”] as describing a stockholder vote sufficient to invoke the business judgment rule standard of review.”). The key is not what you call it, but rather preserving the utility of a long-standing doctrine of our law.

Cerro, and Phelps Dodge had the voting power to satisfy that condition and were clearly intent on voting yes.(114) In the latter situation, the vote has little meaning except as a form of protest, especially in a situation like this when there were no appraisal rights because Southern Peru was the buyer.

Second, the defendants have not met their burden to show that the vote was fully informed.(115) The Proxy Statement left out a material step in the negotiation process, to wit, the Special Committee’s July counteroffer, offering to give Grupo Mexico only $2.095 billion worth of Southern Peru stock for Minera in response to Grupo Mexico’s ask of $3.1 billion in its May 7, 2004 term sheet. What lends credibility to this counteroffer is that it was made after the Special Committee’s July 8, 2004 meeting with Goldman, where Goldman had presented to the Special Committee Minera’s operating projections, metal price forecasts, and other valuation metrics. After reviewing this information, the Special Committee was still $1 billion short of Grupo Mexico’s ask with an offer that was at the high end of Minera’s standalone value but at the low end of its “relative” value.(116) This step showed how deep the value gap was in real cash terms.

(114) See In re John Q. Hammons Hotels Inc. S’holder Litig., 2009 WL 3165613, at *13 (Del. Ch. Oct. 2, 2009) (“Moreover, a clear explanation of the pre-conditions to the Merger is necessary to ensure that the minority stockholders are aware of the importance of their votes and their ability to block a transaction they do not believe is fair.”).

(115) See Bershad v. Curtiss-Wright Corp., 535 A.2d 840, 846 (Del. 1987) (citations omitted).

(116) See JX-103 at SP COMM 006886 (generating a high-end standalone value of Minera of $2.085 billion, using the A&S-adjusted projections, a 7.5% discount rate, and a long-term copper price of $1.00/lb); id. at SP COMM 006898 (generating a mid-range relative value of 58.8 shares of Southern Peru, using A&S-adjusted projections, a 9.0% discount rate, and a long-term copper price of $0.90/lb).

The minority stockholders were being asked to make an important voting decision(117) about an acquisition that would nearly double the size of the Company and materially increase the equity stake of the controlling stockholder(118) — they should have been informed of the value that the Special Committee placed on Minera at a point in the negotiations when it had sufficient financial information to make a serious offer.

That omission combines with less than materially clear disclosure about the method by which Goldman concluded the Merger was fair. In particular, the Proxy Statement did not disclose the standalone implied equity values for Minera generated by the DCF analyses performed in June 2004 and July 2004, which look sound and generated mid-range values of Minera that were far less than what Southern Peru was paying in the Merger,(119) nor did it disclose the standalone implied equity values of either Southern Peru or Minera that were implied by the inputs used in Goldman’s relative DCF analysis underlying the fairness opinion.(120) The Proxy Statement thus obscured the fact that the implied equity value of Southern Peru that Goldman used to anchor the relative

(117) The vote is of no less importance for purposes of the disclosure analysis simply because the result of the vote was effectively a lock. Otherwise, the defendants would reap an analytical benefit from their decision not to condition the Merger on a majority of the minority vote.

(118) Grupo Mexico’s equity share of Southern Peru increased from 54.2% to 75.1% as a result of the Merger. See JX-107.

(119) In its June 11, 2004 presentation, Goldman presented a DCF analysis that generated a mid-range implied equity value for Minera of $1.7 billion, using an 8.5% discount rate, $0.90/lb long-term copper prices, and the A&S adjusted projections. JX-101 at SP COMM 003375. In its July 8, 2004 presentation, Goldman presented a revised DCF analysis, which generated a mid-range implied equity value for Minera of $1.358 billion, using the same 8.5% discount rage, $0.90/lb long-term copper prices, and the A&S adjusted projections. JX-103 at SP COMM 006886.

(120) According to Goldman’s spreadsheets produced by the plaintiff in discovery, Goldman arrived at a mid-range implied equity value of $1.254 billion for Minera, using an 8.5% discount rate and a $0.90 long-term copper price. The spreadsheets show that Southern Peru’s mid-range implied equity value was $1.6 billion, assuming a 9.5% discount rate, a $0.90 long-term copper price, and a royalty tax rate of 2%.

valuation of Minera was nearly $2 billion less than Southern Peru’s actual market equity value at the time of signing.(121) There were additional obscurities in connection with the Southern Peru multiples that Goldman used to support its fairness opinion.

The Proxy Statement did disclose that Minera was valued using multiples tied to Southern Peru’s own multiples, although it was less than clear as to what those multiples were. The Proxy Statement listed a Wall Street consensus EV/2005E EBITDA multiple for Southern Peru of 5.5x in Goldman’s comparable companies chart,(122) but it did not disclose the full range of EV/2005E EBITDA multiples for Southern Peru that Goldman actually used in its contribution analysis to justify the fairness of the relative valuation. The bottom of the range was 5.6x, or Southern Peru’s EV/2005E multiple listed in the comparable companies analysis as apparently adjusted for the dividend, which itself was much higher than the median comparable companies multiple, which was listed at 4.8x(123) and critically absent from this generous bottom of the contribution analysis. The range of multiples then proceeded northward, to 6.3x, 6.4x, and 6.5x, with a median of 6.4x.(124)

(121) At the time of signing on October 21, 2004, Southern Peru shares were trading at $45.92. Given its capitalization of 80 million issued shares, Southern Peru’s actual market equity value was $3.67 billion.

(122) JX-129 at 34. Southern Peru’s EV/2005E EBITDA multiple of 5.5x was based on estimates of future results contained in selected Wall Street research reports, id. at 33, and appears to have been unadjusted for the $100 million dividend. Compare JX-106 at 24 n.1 (adjusting the multiple to account for the dividend, which increases Southern Peru’s EV/2005E EBITDA multiple based on Wall Street consensus to 5.6x).

(123) Id. at 34. The comparable company EV/2005E EBITDA multiples were all based on median estimates published by the Institutional Brokers Estimate System. Id. at 33.

(124) JX-106 at SP COMM 004926. As discussed above, the 5.6x multiple (5.5x if unadjusted for the dividend) used by Goldman was based on estimates of Southern Peru’s 2005E EBITDA as contained in Wall Street research reports. The materially higher 6.3x, 6.4x, and 6.5x multiples, however, were based on Southern Peru’s internal projections for its 2005E EBITDA, which reduced the 2005E EBITDA figures to questionably low levels, given its strong performance in

These inflated multiples were based not on real market metrics, but on various scenarios using Southern Peru’s internal pessimistic projections for its 2005E EBITDA.(125) By failing to disclose the full range of multiples used in the contribution analysis, the Proxy obscured the fact that only these inflated multiples would justify an issuance of over 67 million shares in exchange for Minera,(126) multiples that were nearly 33% higher than the Wall Street consensus median multiple of the comparable companies used by Goldman for 2005,(127) and 16 % higher than the Wall Street consensus multiple for Southern Peru.(128)

Moreover, Grupo Mexico went on a road show to its investors, bankers, and other members of the financial community in November 2004 to garner support for the Merger, during which Grupo Mexico presented materials stating that a “Key Term” of the Merger was that the Merger implied a Minera EV/2005E EBITDA of 5.6x.(129) This 5.6x multiple was derived from an enterprise value for Minera that itself was calculated by multiplying the 67.2 million shares to be issued by Southern Peru by the stock price of Southern Peru

2004 coupled with the incentives to decrease the figures in order to arrive at a higher multiple to support a 67.2 million share issuance for Minera.

(125) JX-106 at SP COMM 004926 (internal 2005E EBITDA projections ranging from $570 million to $592 million, where Wall Street projections were $664 million and its 2004 YTD annualized EBITDA was at that point $801 million).

(126) Id. (showing that at minimum, either a combination of a 6.4x multiple multiplied by management’s unadjusted 2005E EBITDA for Minera or a 6.5x multiple multiplied by the A&Sadjusted 2005E EBITDA for Minera was needed to justify an issuance of over 67 million shares).

(127) The 2005E Wall Street consensus median multiple of the comparable companies used by Goldman for 2005 was 4.8x. JX-129 at 34.

(128) The 2005E Wall Street consensus multiple of Southern was 5.5x (unadjusted for the dividend) or 5.6x (adjusted for the dividend). JX-129 at 34; JX-106 at 24 n.1

(129) JX-107 (Road Show Presentation) at SP COMM 006674. As I will discuss, this multiple was derived from an enterprise value of Minera of $4.1 billion.

as of October 21, 2004, and then adding Minera’s debt. This calculation obscures the fact that in order to justify the fairness of the 67.2 million share issuance in the first place, Goldman’s fairness presentation did not rely on a 5.6x multiple, but a much higher median multiple of 6.4x.(130) Also, the assumptions behind the road show’s advertised 5.6x multiple were not consistent with the assumptions underlying Goldman’s financial opinion. Namely, Grupo Mexico was able to “employ” (to use a non-loaded term) a Wall Street consensus multiple only by inflating Minera’s estimated 2005 EBITDA over what had been used in the Goldman fairness analysis,(131) a feat accomplished by assuming a higher copper production than the production figures provided by the A&S adjusted projections as well as Minera’s own unadjusted projections, both of which Goldman used in its final presentation to the Special Committee.(132) Put bluntly, Grupo Mexico went out to investors with information that made the total mix of information available to stockholders materially misleading.

For these reasons, I do not believe a burden shift because of the stockholder vote is appropriate, and in any event, even if the vote shifted the burden of persuasion, it would not change the outcome I reach.

(130) JX-106 at SP COMM 004926.

(131) Goldman’s contribution analysis assumed that Minera’s estimated 2005 EBITDA would be $622 million (as adjusted by A&S) or $672 (per the unadjusted management figures). The road show, however, implied an estimated 2005 EBITDA for Minera of $732 million (derived by dividing the listed $4.1 billion enterprise value by the 5.6x EV/2005E EBITDA multiple). JX-107 at SP COMM 006674.

(132) The road show assumed an estimated 2005 copper production of 365.4Mt, JX-107 at SP COMM 006674, whereas, as of October 21, 2004, A&S projected an estimated 2005 copper production of 329.1 Mt, and Minera itself projected an estimated 2005 copper production of 355.0 Mt. JX-106 at SP COMM 004918.

C. Was The Merger Entirely Fair?

Whether the Merger was fair is the question that I now answer.

I find, for the following reasons, that the process by which the Merger was negotiated and approved was not fair and did not result in the payment of a fair price. Because questions as to fair process and fair price are so intertwined in this case, I do not break them out separately, but rather treat them together in an integrated discussion.

1. The Special Committee Gets Lost In The Perspective-Distorting World Of Dealmaking With A Controlling Stockholder

I start my analysis of fairness with an acknowledgement. With one exception, which I will discuss, the independence of the members of the Special Committee has not been challenged by the plaintiff. The Special Committee members were competent, wellqualified individuals with business experience. Moreover, the Special Committee was given the resources to hire outside advisors, and it hired not only respected, top tier of the market financial and legal counsel, but also a mining consultant and Mexican counsel. Despite having been let down by their advisors in terms of record keeping, there is little question but that the members of the Special Committee met frequently. Their hands were on the oars. So why then did their boat go, if anywhere, backward?

This is a story that is, I fear, not new.

From the get-go, the Special Committee extracted a narrow mandate, to “evaluate” a transaction suggested by the majority stockholder.(133) Although I conclude that the Special Committee did in fact go further and engage in negotiations, its approach to

(133) JX-16 at SP COMM 000441.

negotiations was stilted and influenced by its uncertainty about whether it was actually empowered to negotiate. The testimony on the Special Committee members’ understanding of their mandate, for example, evidenced their lack of certainty about whether the Special Committee could do more than just evaluate the Merger.(134)

Thus, from inception, the Special Committee fell victim to a controlled mindset and allowed Grupo Mexico to dictate the terms and structure of the Merger. The Special Committee did not insist on the right to look at alternatives; rather, it accepted that only one type of transaction was on the table, a purchase of Minera by Southern Peru. As we shall see, this acceptance influences my ultimate determination of fairness, as it took off the table other options that would have generated a real market check and also deprived the Special Committee of negotiating leverage to extract better terms.

(134) See Tr. at 14 (Palomino) (“Q. To what extent did the Special Committee have the authority to negotiate with Grupo Mexico? A. Well . . .we had to evaluate in any way that deems to be desirable, in such manner as deems to be desirable. While we did not try to make our own proposals to Grupo Mexico, we could negotiate with them in the sense of telling them what it is that we don’t agree with; and if we are going to evaluate this in a way that makes this transaction move forward, then you’re going to have to change the things that we don’t agree with or we won’t be able to recommend it.”); id. at 143-44 (Handelsman) (“Q. To what extent was the Special Committee empowered to negotiate with Grupo Mexico? A. Well, the way I looked at this was that . . . the committee was to educate itself and determine whether they believe that the proposed transaction was a good or bad one. If good, then the transaction would progress in its normal course. And if the committee found that the transaction was not beneficial to the shareholders other than Grupo Mexico of Southern Peru, then the committee would say no. And that if Grupo Mexico determined that it wanted to negotiate in the face of a no, it could do so.”); Palomino Dep. at 39-40 (“Our mandate was to evaluate the transaction and to – provided that the transaction was beneficial to all shareholders of [Southern Peru] and to minority shareholders in particular, to recommend to the board that the transaction be approved.”); id. at 106 (“Our mandate was to evaluate and recommend to the board, so we did . . . I don’t recall exactly what, if any, responsibilities were left or any purpose of the Special Committee was left after that.”); see also Handelsman Dep. at 34-35 (acknowledging that the resolution creating the Special Committee did not say “negotiate”).

With this blinkered perspective, the first level of rationalization often begins. For Southern Peru, like most companies, it is good to have growth options. Was it rational to think that combining Southern Peru and Minera might be such a growth option, if Southern Peru’s stronger balance sheet and operating capabilities could be brought to bear on Minera? Sure. And if no other opportunities are available because we are a controlled company, shouldn’t we make the best of this chance? Already, the mindset has taken a dangerous path.(135)

The predicament of Handelsman helps to illustrate this point. Clearly, from the weak mandate it extracted and its failure to push for the chance to look at other alternatives, the Special Committee viewed itself as dealing with a majority stockholder, Grupo Mexico, that would seek its own advantage. Handelsman, as a key representative of Cerro, was even more susceptible to Grupo Mexico’s dominion, precisely because Cerro wanted to be free of its position as a minority stockholder in Grupo Mexico-controlled Southern Peru. Although I am chary to conclude that the desire of a stockholder to be able to sell its shares like other holders is the kind of self-dealing interest that should deem someone like Handelsman interested in the Merger,(136) Handelsman was operating under a constraint that was not shared by all stockholders, which was his employer’s desire to sell its holdings in Southern Peru.(137) It follows that

(135) See In re Loral Space & Comm’cns Inc., 2008 WL 4293781, at *9 (Del. Ch. Sept. 19, 2008).

(136) But cf. Venoco, Inc. v. Eson, 2002 WL 1288703, at *7 (Del. Ch. June 7, 2002) (“The primary concern for directors, even if they are minority directors and significant shareholders, must be the best interests of the corporation rather than their own interests as shareholders.”).

(137) The defendants suggest that Handelsman’s interest in liquidity had less to do with Cerro’s wish for registration rights and more with improving Southern Peru’s public float for the benefit

Handelsman may not have been solely focused on paying the best price in the Merger (even though all things being equal, Cerro, like any stockholder, would want the best possible price) because he had independent reasons for approving the Merger. That is, as between a Merger and no Merger at all, Handelsman had an interest in favoring the deal because it was clear from the outset that Grupo Mexico was using the prospect of causing Southern Peru to grant registration rights to Cerro (and Phelps Dodge) as an inducement to get them to agree to the Merger.(138) Thus, Handelsman was not well-incentivized to take a hard-line position on what terms the Special Committee would be willing to accept, because as a stockholder over whom Grupo Mexico was exerting another form of pressure, he faced the temptation to find a way to make the deal work at a sub-optimal price if that would facilitate liquidity for his stockholding employer.(139)

of all minority shareholders. I have no doubts that Handelsman rationalized that granting the registration rights would create a better public float and more efficient market for Southern Peru shareholders, but this seems to me more of a high-minded justification rather than the driving reason why Handelsman pursued such rights. Handelsman has been an attorney for the Pritzker interests since 1978 and has represented them in various business transactions, and he admitted that it was very clear to him that the Pritzkers wanted to sell their shares and liquidate their ownership position in Southern Peru. Put simply, I do not decide the case on the inference that Handelsman, with the prospect of registration rights as part of the Merger dangling in front him, put the Pritzkers’ interest wholly aside and only considered the benefit the registration rights created for the minority shareholders.

(138) The August 21, 2004 term sheet sent by Grupo Mexico to the Special Committee included “Liquidity and Support” provisions that would provide registration rights necessary to allow Cerro and Phelps Dodge to liquidate their holdings in Southern Peru after the close of the Merger. JX-157 at SP COMM 010487. The September 23, 2004 term sheet from the Special Committee stated that as to the possibility of Cerro and Phelps Dodge receiving registration rights for the sale of their shares in Southern Peru, the term sheet provided that such rights would be “[a]s determined in good faith by agreement among the Founding Stockholders, with the consultation of the Special Committee.” JX-159 at AMC 0027547.

(139) Cf. Merritt v. Colonial Foods, Inc., 505 A.2d 757, 765 (Del. Ch. 1986) (“[T]he law, sensitive to the weakness of human nature and alert to the ever-present inclination to rationalize as right that which is merely beneficial, will accord scant weight to the subjective judgment of an interested director concerning the fairness of a transaction that benefits him.” (citation omitted)).

I thus face the question of whether Cerro’s liquidity concern and short-term interests – ones not shared with the rest of the non-founding minority stockholders – should have disabled Handelsman from playing any role in the negotiation process. On the one hand, Cerro’s sale of a majority of its shares at below market price shortly after it obtained registration rights suggests that its interest in liquidity likely dampened its concern for achieving a fair price for its shares, especially given its low tax basis in the shares. On the other hand, as a large blocholder representative and experienced M&A practitioner, Handelsman had knowledge and an employer with an economic investment that in other respects made him a valuable Special Committee member. After hearing Handelsman’s testimony at trial, I cannot conclude that he consciously acted in less than good faith. Handelsman was not in any way in Grupo Mexico’s pocket, and I do not believe that he purposely tanked the negotiations. But, Cerro’s important liquidity concern had the undeniable effect of extinguishing much of the appetite that one of the key negotiators of the Merger had to say no. Saying no meant no liquidity.

Likewise, Cerro had no intent of sticking around to benefit from the long-term benefits of the Merger, and thus Handelsman was in an odd place to recommend to other stockholders to make a long-term strategic acquisition. In sum, when all these factors are considered, Handelsman was not the ideal candidate to serve as the “defender of interests of minority shareholders in the dynamics of fast moving negotiations.”(140) The fact that the Special Committee’s investment bankers pointed out the pickle he was in late in the

(140) Kahn v. Tremont Corp., 694 A.2d 422, 429 (Del. 1997).

game and that Handelsman abstained from voting fail to address this concern because the deal was already fully negotiated with Handelsman’s active involvement.

To my mind, the more important point that Handelsman’s predicament makes plain is the narrow prism through which the Special Committee viewed their role and their available options. For example, consider the misalignment between Cerro’s interest in selling its equity position in Southern Peru as soon as possible and the fact that the Merger was billed as a long-term, strategic acquisition for the company. What would have been an obvious solution to this mismatch of interests – where both Cerro and Phelps Dodge wanted to get out of Southern Peru and where Grupo Mexico wanted to stay in – would have been for the Special Committee to say to Grupo Mexico: “Why don’t you buy Southern Peru, since you want to increase your equity ownership in this company and everyone else wants to get out?” This simple move would have immediately aligned the interests and investment horizons of Cerro and the rest of the minority shareholders, thus positioning Handelsman as the ideal Special Committee candidate with a maximized level of negotiating gusto. But, the Special Committee did not suggest such a transaction, nor did it even appear to cross the directors’ mind as a possibility.

Why was this so? Because the Special Committee was trapped in the controlled mindset, where the only options to be considered are those proposed by the controlling stockholder.(141) When a special committee confines itself to this world, it engages in the

(141) See In re Loral Space & Comm’cns Inc., 2008 WL 4293781, at *9, *24-25 (Del. Ch. Sept. 19, 2008).

self-defeating practice of negotiating with itself – perhaps without even realizing it – through which it nixes certain options before even putting them on the table. Even if the practical reality is that the controlling stockholder has the power to reject any alternate proposal it does not support, the special committee still benefits from a full exploration of its options. What better way to “kick the tires” of the deal proposed by the self-interested controller than to explore what would be available to the company if it were not constrained by the controller’s demands? Moreover, the very process of the special committee asking the controlling stockholder to consider alternative options can change the negotiating dynamic. That is, when the special committee engages in a meaningful back-and-forth with the controlling stockholder to discuss the feasibility of alternate terms, the Special Committee might discover certain weaknesses of the controlling stockholder, thus creating an opportunity for the committee to use this new-found negotiating leverage to extract benefits for the minority.

Here, for instance, if the Special Committee had proposed to Grupo Mexico that it buy out Southern Peru at a premium to its rising stock price, it would have opened up the deal dynamic in a way that gave the Special Committee leverage and that was consistent with the Special Committee’s sense of the market. Perhaps Grupo Mexico would have been open to the prospect and there would have been a valuable chance for all of the Southern Peru’s stockholders to obtain liquidity at a premium to a Southern Peru market price that the Special Committee saw as was high in comparison to Southern Peru’s fundamental value. At the very least, it would force Grupo Mexico to explain why it – the party that proposed putting these assets together under its continued control – could not itself be the buyer and finance such a transaction. Was that because it was cash-strapped and dealing with serious debt problems, in part because Minera was struggling? If you need to be the seller, why? And why are you in a position to ask for a high price? If Minera is so attractive, why are you seeking to reduce your ownership interest in it? Part of the negotiation process involves probing and exposing weaknesses, and as a result putting the opponent back on his heels.

In sum, although the Special Committee members were competent businessmen and may have had the best of intentions, they allowed themselves to be hemmed in by the controlling stockholder’s demands. Throughout the negotiation process, the Special Committee’s and Goldman’s focus was on finding a way to get the terms of the Merger structure proposed by Grupo Mexico to make sense, rather than aggressively testing the assumption that the Merger was a good idea in the first place.

2. The Special Committee Could Never Justify The Merger Based On Standalone Valuations Of Minera

This mindset problem is illustrated by what happened when Goldman could not value the “get” – Minera – anywhere near Grupo Mexico’s asking price, the “give.” From a negotiating perspective, that should have signaled that a strong response to Grupo Mexico was necessary and incited some effort to broaden, not narrow, the lens. Instead, Goldman and the Special Committee went to strenuous lengths to equalize the values of Southern Peru and Minera. The onus should have been on Grupo Mexico to prove Minera was worth $3.1 billion, but instead of pushing back on Grupo Mexico’s analysis, the Special Committee and Goldman devalued Southern Peru and topped up the value of

Minera. The actions of the Special Committee and Goldman undermine the defendants’ argument that the process leading up to the Merger was fair and lend credence to the plaintiff’s contention that the process leading up to the Merger was an exercise in rationalization.

The plaintiff argues that, rather than value Minera so as to obtain the best deal possible for Southern Peru and its minority stockholders, the Special Committee “worked and reworked” their approach to the Merger to meet Grupo Mexico’s demands and rationalize paying Grupo Mexico’s asking price.(142) The defendants concede that, before settling on relative valuation, Goldman performed a number of other financial analyses of Minera to determine its value, including a standalone DCF analysis, a sum-of-the-parts analysis, a contribution analysis, comparable companies analysis and an ore reserve analysis, and that the results of all of these analyses were substantially lower than Grupo Mexico’s asking price of $3.1 billion.

A reasonable special committee would not have taken the results of those analyses by Goldman and blithely moved on to relative valuation, without any continuing and relentless focus on the actual give-get involved in real cash terms. But, this Special Committee was in the altered state of a controlled mindset. Instead of pushing Grupo Mexico into the range suggested by Goldman’s analysis of Minera’s fundamental value, the Special Committee went backwards to accommodate Grupo Mexico’s asking price—an asking price that never really changed. As part of its backwards shuffle, the Special Committee compared unstated DCF values of Southern Peru and Minera and applied

(142) Pl. Op. Pre-Tr. Br. at 3.

Southern Peru’s own EBITDA multiples to Minera’s projections to justify a higher share issuance.

3. The Relative Valuation Technique Is Not Alchemy That Turns A Sub-Optimal Deal Into A Fair One

The defendants portray relative valuation as the only way to perform an “apples-to-apples” comparison of Southern Peru and Minera.(143) But, the evidence does not persuade me that the Special Committee relied on truly equal inputs for its analyses of the two companies. When performing the relative valuation analysis, the cash flows for Minera were optimized to make Minera an attractive acquisition target, but no such dressing up was done for Southern Peru.(144) Grupo Mexico hired two mining engineering firms, Winters, Dorsey & Company and Mintec, Inc., to update Minera’s life-of-mine plans and operations. When A&S began conducting due diligence on Minera, it tested the plans prepared by Winters and Mintec for reasonableness.(145) After A&S knocked down some of Minera’s projections, Mintec revised its analyses to produce a new optimization plan for Minera’s Cananea mine (“Alternative 3”) that added material value

(143) See Tr. at 49 (Palomino) (“[I]f you used these same numbers for Minera [ ] and Southern Peru [ ] and on the same parameters, then you were comparing apples to apples.”); see also Def. Op. Post-Tr. Br. at 17 (explaining that one of the major reasons the Special Committee used relative valuation was that it allowed Southern Peru and Minera to be evaluated using the same set of assumptions, “i.e., an apples-to-apples comparison.”).

(144) See JX-74 (summary of Grupo Mexico/UBS/GS meeting (March 9, 2004)) at SPCOMM 010049 (noting that “mine studies have recently been completed by third party experts for all of [Minera]’s mines to support their life and quality arguments . . . [Grupo Mexico] is aware of no recent reports on [Southern Peru] mines”); see also Tr. at 355-56 (Beaulne) (discussing the differences between Minera’s updated and optimized life-of-mine plan and the Southern Peru’s stale life-of-mine plan).

(145) Parker Dep. at 41.

to Minera’s projections.(146) By contrast, no outside consultants were hired to update Southern Peru’s life-of-mine plans, although A&S did review Southern Peru management’s projections.(147) Goldman’s presentations to the Special Committee indicate that any A&S adjustments to Southern Peru projections were relatively minor.(148) The record does not reveal any comparable effort to update and optimize Southern Peru’s projections as if it were being sold, as was being done for Minera. In fact, there is evidence to the contrary: no additional analyses were performed on Southern Peru despite A&S informing the Special Committee that there was “expansion potential” at Southern Peru’s Toquepala and Cuajone mines and “the conceptual studies should be expanded, similar to Alternative 3 . . .There is no doubt optimization that can be done to the current thinking that will add value at lower capital expenditures.”(149) Also, as of the relevant time period, Minera was emerging from—if not still in—a period of financial distress.(150) The Minera projections used in Goldman’s final fairness evaluation were further

(146) Compare JX-103 at SP COMM 006883 (discussing Minera projections and noting that “[n]ew optimization plan for Cananea (‘Alternative 3’), recently developed by [Grupo Mexico] and Mintec was not included in the projections at this point. According to Mintec, such a plan could yield US$240mm in incremental value on a pre-tax net present value basis prior to any potential adjustments by [A&S], using a 8.76% real discount rate as per [Minera] management”) with JX-106 at SP COMM 004917 (noting that Minera projections “include new optimization plan for Cananea (‘Alternative 3’) developed by [Grupo Mexico] and Mintec.”).

(147) Parker Dep. at 44.

(148) See, e.g., JX-102 (Goldman presentation to the Special Committee (June 23, 2004)) at SP COMM 006976 (discussing Southern Peru projections and noting that “[A&S] changes to [Southern Peru] Case limited to CapEx assumptions; overall NPV impact of [A&S] changes to the model is about 70mm assuming 9% discount rate”).

(149) JX-75 (A&S comments to Goldman following its meeting with Mintec and Minera (June 25, 2004)) at SP COMM 006957.

(150) See Parker Dep. at 50; Tr. at 98 (Palomino); see also JX-47 (expert report of Daniel Beaulne) (March 16, 2010)) (“Beaulne Report”) at 17 (discussing adverse effects of depressed metal prices and lower sales volumes on Minera’s financial performance in 2001, 2002, and 2003).

optimized in that they assumed that the deal would take place,(151) which meant that the projections took into account the benefits that Minera would gain by becoming part of Southern Peru. In other words, the process was one where an aggressive seller was stretching to show value in what it was selling, and where the buyer, the Special Committee, was not engaging in a similar exercise regarding its own company’s value despite using a relative valuation approach, where that mattered.

As is relevant in other respects, too, before the Merger vote, the Special Committee had evidence that this approach had resulted in estimated cash flows for Southern Peru that were too conservative. For 2004, Goldman projected EBITDA for Southern Peru that turned out to be almost $300 million lower than the EBITDA that Southern Peru actually attained. By contrast, Minera’s were close to, but somewhat lower than, the mark.

As another technique of narrowing the value gap, Goldman shifted from using Southern Peru’s 2004E EBITDA multiple to a range of its 2005E EBITDA multiples in the contribution analyses of the Merger, which also helped to level out the “give” and the “get” and thereby rationalize Grupo Mexico’s asking price. As described previously, applying Southern Peru’s 2004E EBITDA multiples did not yield a range of values encompassing 67.2 million shares. Instead, Goldman relied on applying Southern Peru’s higher 2005E multiples to Minera to justify such a figure.

(151) JX-106 at SP COMM 004917 (noting that Minera projections used in the fairness analysis “assume[ ] that [the Merger] closes on December 31, 2004.”).

Goldman’s decision to apply Southern Peru’s EBITDA multiples to Minera was questionable in the first place. Valuing Minera by applying Southern Peru’s multiple was a charitable move on the part of the Special Committee, and reasonable third-party buyers are generally not charitable toward their acquisition targets.(152) Unlike Southern Peru, a Delaware corporation listed on the New York Stock Exchange, Minera was unlisted, subject to Mexican accounting standards, and was not being regulated and overseen by the Securities and Exchange Commission. Moreover, Minera was not in sound financial condition. Why did the Special Committee top up Minera’s multiple to Southern Peru’s own, instead of exploiting for Southern Peru the market-tested value of its acquisition currency? One of the advantages of overvalued stock is that it is cheap acquisition currency; if an acquiror is trading at a higher multiple than the target, it generally takes advantage of that multiple in the acquisition. The Special Committee’s charitable multiple migration is highly suspicious given the involvement of a controlling stockholder on both sides of the deal.

In these respects, the Special Committee was not ideally served by its financial advisors. Goldman dropped any focus on the value of what Southern Peru was giving from its analyses. Taking into account all the testimony and record evidence, both Goldman and the Special Committee believed that Southern Peru’s market price was higher than its fundamental value. But instead of acting on that belief, they did something very unusual, in which Goldman shifted its client’s focus to an increasingly

(152) See In re Loral Space & Commc’ns Inc., 2008 WL 4293781, at *24 (Del. Ch. Sept. 19, 2008) (criticizing the special committee for its failure “to respond to the realities as an aggressive negotiator seeking advantage would have”).

non-real world set of analyses that obscured the actual value of what Southern Peru was getting and that was inclined toward pushing up, rather than down, the value in the negotiations of what Grupo Mexico was seeking to sell. In fairness, I cannot attribute Goldman’s behavior to a fee incentive, because Goldman did not have a contingent fee right based on whether or not the Merger was consummated.(153) But Goldman appears to have helped its client rationalize the one strategic option available within the controlled mindset that pervaded the Special Committee’s process.

4. The Special Committee Should Not Have Discounted Southern Peru’s Market Price

A reasonable third-party buyer free from a controlled mindset would not have ignored a fundamental economic fact that is not in dispute here — in 2004, Southern Peru stock could have been sold for price at which it was trading on the New York Stock Exchange. That is, for whatever reasons, the volatile market in which public companies trade was generating a real-world cash value for Southern Peru’s acquisition currency. The defendants concede that whatever bloc of stock Southern Peru gave to Grupo Mexico could have been sold for its market price in American currency, i.e., dollars. Grupo Mexico knew that. The record is clear that Grupo Mexico itself relied on the market price of Southern Peru all along—during the negotiation process, Grupo Mexico kept asking again and again to be paid in approximately $3.1 billion worth of Southern Peru stock measured at its market price.

(153) JX-33 (Goldman engagement letter (March 2, 2004)) at SP COMM 014786-SP COMM 014787 (providing for a flat fee structure).

It has, of course, been said that under Delaware law fair value can be determined “by any techniques or methods which are generally considered acceptable in the financial community,”(154) and “[i]t is not a breach of faith for directors to determine that the present stock market price of shares is not representative of true value or that there may indeed be several market values for any corporation’s stock.”(155) As former Chancellor Allen wrote in his Time-Warner decision, which was affirmed by the Delaware Supreme Court, “[J]ust as the Constitution does not enshrine Mr. Herbert’s social statics, neither does the common law of directors’ duties elevate the theory of a single, efficient capital market to the dignity of a sacred text.”(156) But, there are critical differences between this case and Time-Warner. In Time-Warner, the board of Time, however wrongly, believed that the value of the Time-Warner combination would exceed the value offered by the $200 per share Paramount tender offer when the dust on the Texas deal range ultimately settled.(157)

Here, the Special Committee did not believe that Southern Peru was being undervalued by the stock market. To the contrary, its financial advisor Goldman, after months of study, rendered analyses suggesting that Southern Peru was being overvalued by the market. The corresponding fundamental analyses of Minera showed that Minera was worth nowhere close to the $3.1 billion in real value that Grupo Mexico was demanding. This was not a situation where Goldman and the Special Committee believed that Minera was being undervalued even more than Southern Peru and therefore

(154) Weinberger v. UOP, Inc., 457 A.2d 701, 712-13 (Del. 1983).

(155) Paramount Commc’ns, Inc. v. Time Inc., 571 A.2d 1140, 1150 n.12 (Del. 1989).

(156) Paramount Commc’ns, Inc. v. Time Inc., 1989 WL 79880, at *733 (Del Ch. July 14, 1984), aff’d, 571 A.2d 1140 (Del. 1989).

(157) Time, 571 A.2d at 1149.

that Southern Peru would be getting more than $3.1 billion in value for giving up stock it could sell for $3.1 billion in real cash.

In other words, the Special Committee did not respond to its intuition that Southern Peru was overvalued in a way consistent with its fiduciary duties or the way that a third-party buyer would have. As noted, it did not seek to have Grupo Mexico be the buyer. Nor did it say no to Grupo Mexico’s proposed deal. What it did was to turn the gold that it held (market-tested Southern Peru stock worth in cash its trading price) into silver (equating itself on a relative basis to a financially-strapped, non-market tested selling company), and thereby devalue its own acquisition currency. Put bluntly, a reasonable third-party buyer would only go behind the market if it thought the fundamental values were on its side, not retreat from a focus on market if such a move disadvantaged it. If the fundamentals were on Southern Peru’s side in this case, the DCF value of Minera would have equaled or exceeded Southern Peru’s give. But Goldman and the Special Committee could not generate any responsible estimate of the value of Minera that approached the value of what Southern Peru was being asked to hand over.

Goldman was not able to value Minera at more than $2.8 billion, no matter what valuation methodology it used, even when it based its analysis on Minera management’s unadjusted projections.(158) As the plaintiff points out, Goldman never advised the Special

(158) See JX-103 at SP COMM 006886. This value was calculated by applying Goldman’s most aggressive assumptions (a $1.00 long-term copper price and 7.5% discount rate) to unadjusted projections provided by Minera management. I am not taking into account the $3 billion valuation that was produced under the same assumptions in Goldman’s June 11 presentation because at that point due diligence on Minera was still very much a work in progress. See also JX-101 at SP COMM 003338 (“Due diligence process is still ongoing . . .”).

Committee that Minera was worth $3.1 billion, or that Minera could be acquired at, or would trade at, a premium to its DCF value if it were a public company. Furthermore, the defendants’ expert did not produce a standalone equity value for Minera that justified issuing shares of Southern Peru stock worth $3.1 billion at the time the Merger Agreement was signed.

5. Can It All Be Explained By The Mysterious $1.30 Long-Term Copper Price?

At trial, there emerged a defense of great subtlety that went like this. In reality, the Special Committee and Goldman did believe that Minera was worth more than $3.1 billion. Deep down, the Special Committee believed that the long-term direction of copper prices was strongly northward, and that as of the time of the deal were more like $1.30 per pound than the $1.00 that was the high range of Goldman’s analysis for the Special Committee. This was, of course, a full $0.40 per pound higher than the $0.90 number used by Southern Peru in its own internal planning documents and its publicly disclosed financial statements, higher than the $0.90 used by Minera in its internal planning process, and higher than the $0.90 median of analyst price estimates identified by Goldman and relied on by Goldman in issuing its fairness opinion.

According to the defendants, as effective negotiators, the Special Committee and Goldman perceived that if one applied this “real” long-term copper price trend to Minera, it would generate very high standalone values for Minera and thus be counterproductive from a negotiating standpoint. Hence, the Special Committee did not use these prices, but rather focused on a relative valuation approach, not because it obscured that Southern

Peru was not obtaining a get as good as the give, but so Grupo Mexico would not recognize how great a deal that Southern Peru was getting.

In support of this theory, the defendants presented a qualified academic, Eduardo Schwartz, who testified that if one valued Southern Peru and Minera on a relative valuation basis using the ultimate Goldman assumptions and a $1.30 copper price, Southern Peru actually paid far too little.(159) The theory of this expert and the defendants is that a rising copper price would have benefited Minera far more than it did Southern Peru.(160) Schwartz also says that Southern Peru’s stock market trading price had to be explained by the fact that the stock market was actually using a long-term copper price of $1.30, despite the lower long term price that Southern Peru, other companies, and market analysts were using at the time.(161)

But what the defendants’ expert did not do is telling. Despite his eminent qualifications, Schwartz would not opine on the standalone value of Minera, he would

(159) Tr. at 445 (Schwartz). In his report, Schwartz, who used the same relative valuation methodology as Goldman did, sets forth a continuum of valuation results ranging from those based on the $0.90/lb long-term copper price used by Goldman to the $1.30/lb long-term copper price that he considered to be a reasonable assumption at the time. At $0.90/lb Minera was worth approximately 67.6 million shares of Southern Peru stock, with a then-current market value of $1.7 billion; at $1.30 it was worth approximately 80 million shares, with a then-current market value of $3.7 billion. JX-48 (expert report of Eduardo Schwartz) (April 21, 2010) (“Schwartz Report”) ¶ 25 at Ex. 2. These dollar values are derived from determining the number of shares that Southern Peru would issue for Minera under a relative DCF analysis using these copper price assumptions, multiplied by the $45.92 closing price of Southern Peru on October 21, 2004.

(160) Tr. at 437 (Schwartz) (“In this case, Minera [ ] was more sensitive to the price of copper. When we increase the price of copper, the value, the present value of Minera [ ] went higher than [Southern Peru] . . .”); Schwartz Report ¶ 45 (“[A] lower copper price causes the calculated value of Minera to decrease to a greater extent than the value of [Southern Peru] using the same assumptions.”).

(161) Schwartz Report ¶¶ 36-43.

not lay his marker down on that. Furthermore, the implication that Minera would benefit more than Southern Peru from rising copper prices resulted from taking the assumptions of the Special Committee process itself,(162) in which great efforts had been made by Grupo Mexico and the Special Committee to optimize Minera’s value and nothing comparable had been done to optimize Southern Peru’s value. The defendants’ expert appears to have given no weight to the nearly $300 million EBITDA underestimate in the 2004 Southern Peru cash flow estimates, or to the fact that the 2005 estimates for Southern Peru also turned out to be close to $800 million less than estimated, whereas Minera did not outperform the 2004 estimates used in the deal and outperformed the 2005 estimates by a far lower percentage than Southern Peru. The defendants’ position that the Merger was fair in light of rising copper prices is also, as we shall see, undermined by evidence that they themselves introduced regarding the competitive performance of Southern Peru and Minera from 2005 onward to 2010. That evidence illustrates that in terms of generating EBITDA, Southern Peru continued to be the company with the comparatively strong performance, while Minera lagged behind.

Even more important, I can find no evidence in the actual record of deal negotiations of any actual belief by the Special Committee or Goldman that long-term copper prices were in fact $1.30, that it would be easy to rationalize a deal at the price Grupo Mexico suggested at copper prices of $1.30, but that for sound negotiating reasons, they would not run DCF analyses at that price, but instead move to a relative

(162) Tr. at 481 (Schwartz) (“I got the Excel file from Goldman Sachs as modified by [A&S], and that’s the data that I used to value both Minera [ ] and [Southern Peru].”).

valuation approach. There is just nothing in the record that supports this as a contemporaneous reality of the negotiating period, as supposed to an after-the-fact rationalization conceived of for litigation purposes.(163)

The Special Committee members who testified admitted that they were taken aback by Goldman’s analysis of Minera’s standalone value. None said that they insisted that Goldman run models based on higher long-term copper prices or that they believed the long-term price that Southern Peru was using in its public filings was too low. It is hard to believe that if the Special Committee felt deep in its deal bones that the long-term copper price was higher than $1.00, it would not have asked Goldman to perform a DCF analysis on those metrics. Importantly, Southern Peru continued to use a long-term copper price of $0.90 per pound for internal planning purposes until December 31, 2007, when it changed to $1.20.(164) In terms of the negotiating record itself, the only evidence is that a long-term copper price of $1.00 was deemed aggressive by the Special Committee and its advisors and $0.90 as the best estimate.(165) Thus, Schwartz’s conclusion that the market was assuming a long-term copper price of $1.30 in valuing Southern Peru appears to be based entirely on post-hoc speculation. Put simply, there is no credible evidence of the Special Committee, in the heat of battle, believing that the long-term copper price was

(163) Defendants point to the testimony of Palomino as evidence of the Special Committee’s bargaining strategy. Palomino testified that “strategically, it was to our advantage to try to be conservative with copper prices, because otherwise, the relative valuations would be altered in favor of Minera . . . [t]he fact that the lower the price, the better for us, that was quite clear from the beginning.” Tr. at 41 (Palomino). But nowhere does any piece of written evidence support this as being a genuine deal dynamic.

(164) JX-143 at 66 (Southern Copper Corporation Form 10-K (February 29, 2008)).

(165) JX-101; JX-102; JX-103; JX-105; JX-106.

actually $1.30 per pound but using $0.90 instead to give Southern Peru an advantage in the negotiation process.

Furthermore, the Special Committee engaged in no serious analysis of the differential effect, if any, on Southern Peru and Minera of higher copper prices. (166) That is a dynamic question that involves many factors and, as I have found, the Special Committee did not attempt to “optimize” Southern Peru’s cash flows in the way it did Minera’s. The plaintiff argues that by simply re-running his DCF analyses using a long-term copper price assumption of $1.30, Schwartz glosses over key differences in the effect of an increase in long-term copper prices on the reserves of Minera and Southern Peru. Primarily, the plaintiff argues that if the long-term copper price assumption is increased to $1.30, then Southern Peru’s reserves would have increased far more dramatically than Minera’s and, therefore, the relative value of the two companies would not remain constant at a higher long-term copper price. The defendants, as discussed above, respond that Minera, not Southern Peru was more sensitive to increases in copper price assumptions, and thus, if higher copper prices are used the deal becomes even more favorable for Southern Peru. It is not clear if anybody really knew, at the time of the Merger, the extent to which the projections of Southern Peru or Minera would have changed in the event that the companies regarded $1.30 per pound as a reliable long-term

(166) The value of copper mining companies is basically related to the reserves they have. A copper mining company’s reserves are not fixed based on the amount of ore in the ground, but are rather a representation of how much of that ore can be mined at a profit. That calculation, of course, turns in large part on the long-term copper price. When the long-term copper price goes up, the company’s reserves will increase without any new ore being discovered because at a higher price more ore can be taken from the mine at a profit. Accordingly, in the long term, the company will take more copper out of the ground and its projections may change to reflect an increase in its reserves.

copper price. But, the parties’ arguments with respect to the relative effects of changes in the long-term copper price on Minera and Southern Peru’s reserves end up being of little importance, because there is no evidence in the record that suggests that anyone at the time of the Merger was contemplating a $1.30 long-term copper price.

The idea that the Special Committee and Goldman believed that copper prices were going steeply higher also makes its decision to seek a fixed exchange ratio odd, because the likely result of such price movements would have been, as things turned out, to result in Southern Peru delivering more, not less, in value to Grupo Mexico as a result of stock market price movements. Remember, the Special Committee said it sought such a ratio to protect against a downward price movement.(167) Perhaps this could be yet another indication of just how deeply wise and clandestine the Special Committee’s negotiating strategy was. If the Committee asked for a collar or other limitation on the cash value it would pay in its stock, it would tip off Grupo Mexico that Minera was really worth much more than Southern Peru was paying. This sort of concealed motivation and contradiction is usually the stuff of international espionage, not M & A practice. I cannot say that I find a rational basis to accept that it existed here. To find that the original low standalone estimates, the aggressive efforts at optimizing cash flows, the charitable sharing of Southern Peru’s own multiples, and, as we shall next discuss, the last-gasp measures to close the resulting value gap that yet still remained were simply a cover for a brilliant, but necessarily secret, negotiating strategy by the Special Committee and

(167) Tr. at 155 (Handelsman).

Goldman is difficult for a mind required to apply secular reasoning, rather than conspiracy theories or mysticism, to the record before me.(168)

6. Grupo Mexico’s “Concessions” Were Weak And Did Not Close The Fairness Gap

In their briefs, the defendants point to certain deal terms agreed to by Grupo Mexico as evidence of the Special Committee’s negotiating prowess. These provisions include (1) the commitment from Grupo Mexico to reduce Minera’s net debt at closing to $1 billion; (2) the $100 million special transaction dividend paid out by Southern Peru as part of the Merger’s closing; (3) post-closure corporate governance changes at Southern Peru designed to protect minority stockholders, including a requirement for review of related-party transactions; (4) the super-majority vote required to approve the Merger; and (5) the fixed exchange ratio.

But, these so-called “concessions” did little to justify the Merger terms. Grupo Mexico was contractually obligated to pay down Minera’s debt because of rising copper

(168) In contrast to Schwartz, the plaintiff’s expert Daniel Beaulne determined a standalone fair value for Minera. Using a DCF analysis, Beaulne came up with an enterprise value for Minera of $2.785 billion as of October 21, 2004. See Beaulne Report at 42. Using a comparable companies analysis, Beaulne came up with an enterprise value for Minera of $2.831 billion as of October 21, 2004. Beaulne then took the average of the two enterprise values from each of the valuation approaches and added Minera’s cash balance and subtracted Minera’s debt, concluding that the “indicated equity value” of Minera was $1.854 billion as of October 21, 2004. Operating under the assumption that the “publicly traded share price of [Southern Peru] is a fair and accurate representation of the market value of a share of its common stock,” Beaulne multiplied the $1.854 billion equity value of Minera by the 99.15% interest that Southern Peru was purchasing and then divided that amount by the publicly-available share price of Southern Peru as of October 21, 2004 adjusted by the $100 million transaction dividend (which translated to $1.25 per share). Out of conservatism, I adopt a different valuation for remedy purposes, but, if I had to make a binary choice, I would favor Beaulne’s DCF analysis as more reliable than the Schwartz approval, which largely accepted (without any gumption check for, say, the $300 million in extra EBITDA Southern Peru earned in 2004) the defendant-friendly inputs of a flawed process and used an after-the fact generated copper price along with them to come to a determination of fairness.

prices, and it had already paid down its debt to $1.06 million as of June 30, 2004.(169) The dividend both reduced the value of Southern Peru’s stock price, allowing the Special Committee to close the divide between its 64 million share offer and Grupo Mexico’s 67.2 million share asking price and paid out cash to Grupo Mexico, which got 54% of the dividend. Many of the corporate governance provisions were first proposed by Grupo Mexico, including the review of related party transactions, so that Southern Peru would remain compliant with applicable NYSE rules and Delaware law.(170) Correctly, Grupo Mexico did not regard the Special Committee’s corporate governance suggestions as differing much from the “status quo.”(171) After proposing a $500,000 threshold for review of related-party transactions by an independent committee of the board,(172) the Special Committee accepted Grupo Mexico’s counterproposal for a $10 million threshold.(173) This was more a negotiation defeat than victory.

As for the two-thirds supermajority vote, the Special Committee assented to it after asking for and not obtaining a majority of the minority vote provision. The Special Committee knew that Cerro and Phelps Dodge wanted to sell, and that along with Grupo Mexico, these large holders would guarantee the vote. At best, the Special Committee extracted the chance to potentially block the Merger if post-signing events convinced it to

(169) JX-125 at 55; JX-107 at SP COMM 006674.

(170) JX-156 at SP COMM 007080.

(171) JX-118 (UBS presentation to Grupo Mexico (July 2004)) at UBS-SCC00005558.

(172) JX-159 at AMC0027547.

(173) Compare JX-160 at SP COMM 010497 (offering $10 million threshold) with Pre-Tr. Stip at

15 (stipulating that parties agreed to $10 million threshold).

change its recommendation and therefore wield Cerro’s vote against the Merger.(174) But, as I will discuss in the next section, the Special Committee did not do any real thinking in the period between its approval of the Merger and the stockholder vote on the Merger. Furthermore, as has been noted, several key material facts regarding the fairness of the Merger were not, in my view, fairly disclosed.

The Special Committee’s insistence on a fixed exchange ratio, as discussed, is difficult to reconcile with its purported secret belief that copper prices were on the rise. Other than protection against a falling Southern Peru stock price, the only justification for using a fixed versus floating exchange ratio in the Merger was one often cited to when two public companies that are both subject to market price fluctuations announce a merger, which is that because they are similar companies and proposing to merge, the values of Southern Peru and Minera would rise and fall together after the market reacts initially to the exchange ratio. Handelsman referred to this justification in his testimony.(175) In other words, if the stock price of Southern Peru went up, the value of

(174) Cerro’s voting agreement required it to vote in accordance with the Special Committee’s recommendation, but Phelps Dodge’s voting agreement, which was entered into two months after the Merger was signed, did not have a similar provision. Rather, the agreement provided that, given the Special Committee’s recommendation in favor of the Merger and the Board’s approval of the Merger, Phelps Dodge expressed its current intention to vote in favor of the Merger. Although it seems that Phelps Dodge would be contractually entitled to vote against the Merger if the Special Committee had subsequently withdrawn its recommendation, nowhere does the agreement require such a result. Given Phelps Dodge’s independent interest in obtaining the liquidity rights that were tied to the Merger, it is unclear how it would have voted if the Special Committee had changed its mind. Thus, because Phelps Dodge’s vote by itself would be sufficient to satisfy the two-thirds supermajority vote condition, it is equally unclear what power the Special Committee actually had to stop the Merger once it was signed.

(175) Tr. at 175 (Handelsman) (“I thought the collar had some meaning, but I thought that it was less important because I believed — based on my feeling that a relative value of the two companies made sense, that ships rise with a rising tide and ships fall with a falling tide; and,

Minera would go up as well, and the relative valuation would stay the same. This would make more sense in a merger between two companies in the same industry with publicly traded stock, because both companies would have actual stock prices that might change because of some of the same industry-wide forces and because both stocks might trade largely on the deal, after the initial exchange ratio is absorbed into their prices. Here, by contrast, only Southern Peru’s stock had a price that was subject to market movement. These were not two public companies — changes in Southern Peru’s stock price were in an important sense a one-sided risk. A rising market would only lift the market-tested value of one side of the transaction, the Southern Peru side. And, of course, the switch to a fixed exchange ratio turned out to be hugely disadvantageous to Southern Peru.(176)

7. The Special Committee Did Not Update Its Fairness Analysis In The Face of Strong Evidence That The Bases For Its Decision Had Changed

The Special Committee had negotiated for the freedom to change its recommendation in favor of the Merger if its fiduciary duties so required, and had the vote of a major minority stockholder (Cerro) tied to a withdrawal of its recommendation, but instead treated the Merger as a foregone conclusion from the time of its October 21, 2004 vote to approve the Merger Agreement. There is no evidence to suggest that the therefore, the chances of the value of one getting out of sync with the value of the other was a chance that was worth taking, although it certainly would have been better to have the collar.”).

(176) The switch to a fixed exchange ratio turned out to be hugely disadvantageous to Southern Peru. If the Special Committee had instead accepted Grupo Mexico’s original May 7, 2004 proposal for Southern Peru to issue $3.1 billion dollars worth of stock with the number of shares to be calculated based on the 20-day average closing price of Southern Peru starting five days before the Merger closed, Southern Peru would have only had to issue 52.7 million shares of Southern Peru stock, based on the 20-day average price at that time of $59.75 per share. In other words, if the Special Committee had done no negotiating at all and had simply accepted Grupo Mexico’s first ask, Southern Peru would have issued about 14.5 million fewer shares to purchase Minera than it did after the Special Committee was finished negotiating.

Special Committee or Goldman made any effort to update its fairness analysis in light of the fact that Southern Peru had blown out its EBITDA projections for 2004 and its stock price was steadily rising in the months leading up to the stockholder vote (perhaps because it had greatly exceeded its projections), even though it had agreed to pay Grupo Mexico with a fixed number of Southern Peru shares that had no collar. To my mind, the fact that none of these developments caused the Special Committee to consider re-negotiating or re-evaluating the Merger is additional evidence of their controlled mindset. Other than Handelsman’s phone call to Goldman, no member of the Special Committee made any effort to inquire into an update on the fairness of the Merger. The Special Committee’s failure to get a reasoned update, taken together with the negotiation process and the terms of the Merger, was a regrettable and important lapse.

Although an obvious point, it is worth reiterating that the Special Committee was comprised of directors of Southern Peru. Thus, from internal information, they should have been aware that Southern Peru was far outperforming the projections on which the deal was based. This should have given them pause that the exercise in optimizing Minera had in fact optimized Minera (which essentially made its numbers for 2004) but had undervalued Southern Peru, which had beaten its 2004 EBITDA estimates by 37%, some $300 million. This reality is deepened by the fact that Southern Peru beat its 2005 estimates by 135%, while Minera’s 2005 EBITDA was only 45% higher than its estimates. These numbers suggest that it was knowable that the deal pressures had resulted in an approach to valuation that was focused on making Minera look as valuable as possible, while shortchanging Southern Peru, to justify the single deal that the Special Committee was empowered to evaluate.

Despite this, Goldman and the Special Committee did not reconsider their contribution analysis, even though Southern Peru’s blow-out 2004 performance would suggest that reliance on even lower 2005 projections was unreasonable.(177) Indeed, the Merger vote was held on March 28, 2005, when the first quarter of 2005 was almost over.

(177) In their papers, both the plaintiff and the defendants point to evidence post-dating the Merger to support their arguments. See, e.g., Pl. Op. Post-Tr. Br. at 7-9,18 (discussing post-Merger evidence of reported ore reserves for Southern Peru and post-Merger completion of a significant exploration program relating to Southern Peru’s mines); Pl. Ans. Post-Tr. Br. at 12 (citing to evidence of Southern Peru and Minera’s 2005 EBITDA performance); Def. Op. Post-Tr. Br. at 22 (including chart that shows investment return in Southern Peru and selected comparable companies from October 21, 2004 to June 27, 2011). Def. Ans. Post-Tr. Br. at Ex. A. As their supplemental letters after post-trial argument show, our law is not entirely clear about the extent to which such evidence can be considered. In an appraisal case, it is of course important to confine oneself to only information that was available as of the date of the transaction giving rise to appraisal. 8 Del. C. § 262(h) (“[T]he [c]ourt shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation.”). But even in appraisal, there are situations when post-transaction evidence has relevance. Cede & Co. v. Technicolor, Inc., 758 A.2d 485, 499 (Del. 2000) (holding that post-merger evidence that validated a pre-merger forecast was admissible “to show that plans in effect at the time of the merger have born fruition.” (citation omitted)); Cavalier Oil Corp. v. Harnett, 1988 WL 15816, at *14 (Del. Ch. Feb. 22, 1988), aff’d, 564 A.2d 1137 (Del. 1989) (“[p]ost-merger data may be considered” if it meets the Weinberger standard pertaining to nonspeculative evidence); see generally R. Franklin Balotti & Jesse A. Finkelstein, The Delaware Law of Corporations and Business Organizations §9.45 (3d ed. 1998) (discussing the court’s ability to consider post-merger evidence in the appraisal context). In an entire fairness case, where the influence of control is important, there is a sucker insurance purpose to such evidence. See Gentile v. Rossette, 2010 WL 2171613, at *2 (Del. Ch. May 28, 2010) (noting that “[s]ome rumination upon the outcome of the fair price and process dynamic…cannot be avoided); Ryan v. Tad’s Enters., Inc., 709 A.2d 682, 697 (Del. Ch. 1996) (considering post-merger events in determining whether merger price was fair). In this case, for example, the estimated cash flows for Southern Peru, which were not optimized, were important in setting the transaction price. As of the Merger date, the Special Committee and Grupo Mexico had access to results of Southern Peru that showed that the estimates for 2004 had been exceeded by a large amount and that Southern Peru was running well ahead of the 2005 estimate, suggesting that Southern Peru’s non-optimized cash flow estimates might have been too low, whereas Minera’s optimized cash flows seemed about right. The ultimate results from 2005 also cast serious doubt on the fairness of the relative valuation exercise that was used to justify the transaction.

In that quarter alone, Southern Peru made $303.4 million in EBITDA, over 52% of what Goldman estimated for the entire year.

This brings me to a final, big picture point. In justifying their arguments, each side pointed in some ways to post-Merger evidence. Specifically, the defendants subjected a chart in support of their argument that rising copper prices would have disproportionately benefited Minera over Southern Peru in the form of having greater reserves, and that this justified the defendants’ use of a relative valuation technique, and undercut the notion that Minera’s value was dressed up, and Southern Peru’s weather beaten during the Special Committee process.

The problem for this argument is that reserves are relevant to value because they should generate cash flow. As has been mentioned, Goldman stretched to justify the deal by using a range of multiples that started at the bottom with Southern Peru’s Wall Street consensus multiple for 2005E EBITDA and ended at the top with a management generated multiple of 6.5x. Both of these were well north of the 4.8x median of Goldman’s comparables. And, of course, Goldman estimated that Minera would earn nearly as much as Southern Peru in 2004, and more than Southern Peru in 2005. Neither estimate turned out to be even close to true. Indeed, the Merger was premised on the notion that over the period from 2005 to 2010, Minera would generate $1.35 of EBITDA for every $1.00 of Southern Peru. Using the underlying evidence cited in the defendants’ own chart,(178) which came from the public financials of Southern Peru, a company under their continued control, after the Merger, my non-mathematician’s evaluation of this

(178) Def. Ans. Post-Tr. Br. at Ex. A.

estimate reveals that it turned out to be very far off the mark, with Minera generating only $0.67 for every dollar Southern Peru made in EBITDA. Put simply, even in a rising copper price market, Southern Peru seemed to more than hold its own and, if anything, benefit even more than Minera from the general rise in copper prices.

The charts below addressing the companies’ performance in generating EBITDA in comparison to the deal assumptions, if anything, confirms my impression that Minera’s value was optimized and Southern Peru’s slighted to come to an exchange price no reasonable third party would have supported:

	2005(179)	2006	2007	2008	2009	2010	Sum
Minera	$971.6	$1405.5	$1731.2	$856.5	$661.9	$1078.3	$6705.0
Southern Peru	$1364.8	$1918.4	$2085.4	$1643.5	$1144.8	$1853.8	$10010.7
Ratio MM/SP	.71	.73	.83	.52	.58	.58	.67

	2005E(180)	2006E	2007E	2008E	2009E	2010E	Sum
Minera	$622.0	$530.0	$627.0	$497.0	$523.0	$567.0	$3366.0
Southern Peru	$581.0	$436.0	$415.0	$376.0	$350.0	$329.0	$2487.0
Ratio MM/SP	1.07	1.22	1.51	1.32	1.49	1.72	1.35

* * *

(179) All actual EBITDA numbers are drawn from Southern Peru’s post-Merger annual reports, which continue to report the results of the Southern Peru and the Minera businesses separately as operating segments. JX-138; JX-142; JX-143; JX-144; JX-146; JX-147. All numbers are in millions.

(180) All estimated EBITDA numbers are based on the A&S-adjusted projections used in Goldman’s October 21, 2004 presentation. The 2005E EBITDA numbers are based on the A&Sadjusted estimates in Goldman’s contribution analysis, JX-106 at SP COMM 004926 (which assume a 2% royalty tax on Southern Peru and certain other additional adjustments) and the 2006E-2010E EBITDA numbers are based on the A&S-adjusted projections underlying Goldman’s final relative DCF analyses. Id. at SP COMM004918; SP COMM004920.

For all these reasons, I conclude that the Merger was unfair, regardless of which party bears the burden of persuasion. The Special Committee’s cramped perspective resulted in a strange deal dynamic, in which a majority stockholder kept its eye on the ball — actual value benchmarked to cash — and a Special Committee lost sight of market reality in an attempt to rationalize doing a deal of the kind the majority stockholder proposed. After this game of controlled mindset twister and the contortions it involved, the Special Committee agreed to give away over $3 billion worth of actual cash value in exchange for something worth demonstrably less, and to do so on terms that by consummation made the value gap even worse, without using any of its contractual leverage to stop the deal or renegotiate its terms. Because the deal was unfair, the defendants breached their fiduciary duty of loyalty.

I now fix the remedy for this breach.

IV. Determination Of Damages

A. Introduction

The plaintiff seeks an equitable remedy that cancels or requires the defendants to return to Southern Peru the shares that Southern Peru issued in excess of Minera’s fair value. In the alternative, the plaintiff asks for rescissory damages in the amount of the present market value of the excess number of shares that Grupo Mexico holds as a result of Southern Peru paying an unfair price in the Merger. The plaintiff claims, based on Beaulne’s expert report, that Southern Peru issued at least 24.7 million shares in excess of

Minera’s fair value.(181) The plaintiff asserts that, because Southern Peru effected a 2-for-1 stock split on October 3, 2006 and a 3-for-1 stock split on July 10, 2008, those 24.7 million shares have become 148.2 million shares of Southern Peru stock, and he would have me order that each of those 148.2 million shares be cancelled or returned to Southern Peru, or that the defendants should pay fair value for each of those shares. Measured at a market value of $27.25 per Southern Peru share on October 13, 2011, 148.2 million shares of Southern Peru stock are worth more than $4 billion.

The plaintiff also argues that $60.20 in dividends have been paid on each of the 24.7 million Southern Peru shares (adjusted for stock-splits), and to fully remedy the defendants’ breach of fiduciary duty the court must order that the defendants must pay additional damages in the amount of approximately $1.487 billion. Finally, the plaintiff requests pre and post- judgment interest compounded monthly, a request that seems to ignore the effect of the dividends just described.

By contrast, the defendants say that no damages at all are due because the deal was more than fair. Based on the fact that Southern Peru’s market value continued on a generally upward trajectory in the years after the Merger — even though it dropped in response to the announcement of the Merger exchange ratio and at the time of the preliminary proxy — the defendants say that Southern Peru stockholders should be grateful for the deal. At the very least, the defendants say that any damage award should be at most a fraction of the amounts sought by the plaintiff, and that the plaintiff has

(181) See Beaulne Report at 45. The 24.7 million figure is based on calculations as of the date of closing (April 1, 2005), rather than as of the date of Goldman’s fairness opinion and the Special Committee’s approval of the Merger (October 21, 2004).

waived the right to seek rescissory damages because of his lethargic approach to litigating the case. The defendants contend that it would be unfair to allow the plaintiff to benefit from increases in Southern Peru’s stock price that occurred during the past six years, because Grupo Mexico bore the market risk for so long due to the plaintiff’s own torpor. The defendants also argue that the plaintiff’s delays warrant elimination of the period upon which pre-judgment interest might otherwise be computed, and that plaintiff should not be entitled to compounded interest.

This court has broad discretion to fashion equitable and monetary relief under the entire fairness standard.(182) Unlike the more exact process followed in an appraisal action, damages resulting from a breach of fiduciary duty are liberally calculated.(183) As long as there is a basis for an estimate of damages, and the plaintiff has suffered harm, “mathematical certainty is not required.”(184) In addition to an actual award of monetary relief, this court has the authority to grant pre-and post-judgment interest, and to determine the form of that interest.(185)

The task of determining an appropriate remedy for the plaintiff in this case is difficult, for several reasons. First, as the defendants point out, the plaintiff caused this case to languish and as a result this litigation has gone on for six years. Second, both

(182) Int’l Telecharge, Inc. v. Bomarko, Inc., 766 A.2d 437, 439 (Del. 2000) (noting that the Delaware Supreme Court “defer[s] substantially to the discretion of the trial court in determining the proper remedy….”); Weinberger v. UOP, Inc., 457 A.2d 701, 715 (Del. 1983) (noting “the broad discretion of the Chancellor to fashion such relief as the facts of a given case may dictate”).

(183) Thorpe v. CERBCO, Inc., 676 A.2d 436, 444 (Del. 1996).

(184) Bomarko, Inc. v. Int’l Telecharge, Inc., 794 A.2d 1161, 1184 (Del. Ch. 1999), aff’d, 766 A.2d 437 (Del. 2000).

(185) Summa Corp. v. Trans World Airlines, Inc., 540 A.2d 403, 409 (Del. 1988).

parties took an odd approach to presenting valuation evidence, particularly the defendants, whose expert consciously chose not to give an estimate of Minera’s value at the time of the Merger. Although the plaintiff’s expert gave no opinion on the fundamental value of Southern Peru, that did not matter as much as the defendants’ expert’s failure to give such an opinion, because the defendants themselves conceded that Southern Peru’s acquisition currency was worth its stock market value. Third, the parties devoted comparatively few pages of their briefs to the issue of the appropriate remedy. Finally, the implied standalone DCF values of Minera and Southern Peru that were used in Goldman’s final relative valuation of the companies are hard to discern and have never been fully explained by the source.

These problems make it more challenging than it would already be to come to a responsible remedy. But, I will, as I must, work with the record I have.

In coming to my remedy, I first address a few of the preliminary issues. For starters, I reject the defendants’ argument that the post-Merger performance of Southern Peru’s stock eliminates the need for relief here. As noted, the defendants did not bother to present a reliable event study about the market’s reaction to the Merger, and there is evidence that the market did not view the Merger as fair in spite of material gaps in disclosure about the fairness of the Merger. Furthermore, even if Southern Peru’s stock has outperformed comparable companies since the Merger, the company may have performed even better if the defendants had not overpaid for Minera based on its own fundamentals. Notably, Southern Peru markedly outperformed the EBITDA estimates used in the deal for both 2004 and 2005, and the ratio of Southern Peru’s EBITDA to

Minera’s EBITDA over the six years since the Merger suggests that the assumptions on which the Merger was based were biased in Minera’s favor. A transaction like the Merger can be unfair, in the sense that it is below what a real arms-length deal would have been priced at, while not tanking a strong company with sound fundamentals in a rising market, such as the one in which Southern Peru was a participant. That remains my firm sense here, and if I took into account the full range of post-Merger evidence, my conclusion that the Merger was unfair would be held more firmly, rather than more tentatively.

By contrast, I do agree with the defendants that the plaintiff’s delay in litigating the case renders it inequitable to use a rescission-based approach.(186) Rescissory damages are the economic equivalent of rescission and therefore if rescission itself is unwarranted because of the plaintiff’s delay, so are rescissory damages.(187) Instead of entering a rescission-based remedy, I will craft from the “panoply of equitable remedies” within this court’s discretion a damage award that approximates the difference between the price that the Special Committee would have approved had the Merger been entirely fair (i.e., absent a breach of fiduciary duties) and the price that the Special Committee actually agreed to pay.(188) In other words, I will take the difference between this fair price and the

(186) Ryan v. Tad’s Enters., Inc., 709 A.2d 682, 699 (Del. Ch. 1996) (highlighting the principle of equity that a plaintiff waives the right to rescission by excessive delay in seeking it, and extending that principle to rescissory damages, based on the policy reason that excessive delay allows plaintiffs to see whether the defendants achieve an increase in the value of the company before deciding to assert a claim).

(187) Gotham Partners, L.P. v. Hallwood Realty Partners, L.P., 855 A.2d 1059, 1072 (Del. Ch. 2003).

(188) Weinberger v. UOP, Inc., 457 A.2d 701, 714 (Del. 1983); Ryan, 709 A.2d at 699.

market value of 67.2 million shares of Southern Peru stock as of the Merger date.(189) That difference, divided by the average closing price of Southern Peru stock in the 20 trading days preceding the issuance of this opinion, will determine the number of shares that the defendants must return to Southern Peru. Furthermore, because of the plaintiff’s delay, I will only grant simple interest on that amount, calculated at the statutory rate since the date of the Merger.

In all my analyses, I fix the fair value of Minera at October 21, 2004, the date on which the Merger Agreement was signed. I do not believe it fair to accord Grupo Mexico any price appreciation after that date due to its own fixation on cash value, the fact that Southern Peru outperformed Minera during this period, and the overall conservatism I employ in my remedial approach, which already reflects leniency toward Grupo Mexico, given the serious fairness concerns evidenced in the record.

B. The Damages Valuation

Having determined the nature of the damage award, I must next determine the appropriate valuation for the price that the Special Committee should have paid. Of course, this valuation is not a straightforward exercise and inevitably involves some speculation. There are many ways to fashion a remedy here, given that the parties have provided no real road map for how to come to a value, and the analyses performed by

(189) As discussed earlier in this opinion, the Special Committee should have re-evaluated the Merger between signing and the stockholder vote due to changes in Southern Peru’s stock price and Southern Peru’s projection-shattering 2004 EBITDA and 2005 year to date performances. Instead, the Special Committee’s decision to treat the Merger as a foregone conclusion was a failure in terms of fair process. For this and other related reasons, I am therefore calculating damages with respect to the market value of Southern Peru shares as of the Merger date, April 1, 2005.

Goldman and the Special Committee do not lend themselves to an easy resolution. I will attempt to do my best on the record before me.

Given the difference between the standalone equity values of Minera derived by Goldman and the plaintiff’s expert and the actual cash value of the $3.75 billion in Southern Peru stock that was actually paid to Grupo Mexico in the Merger, this record could arguably support a damages award of $2 billion or more. My remedy calculation will be more conservative, and in that manner will intentionally take into account some of the imponderables I previously mentioned, which notably include the uncertainties regarding the market’s reaction to the Merger and the reality that the Merger did not stop Southern Peru’s stock price from rising over the long term.(190)

To calculate a fair price for remedy purposes, I will balance three values: (1) a standalone DCF value of Minera, calculated by applying the most aggressive discount rate used by Goldman in its DCF analyses (7.5%) and a long-term copper price of $1.10 per pound to the DCF model presented by the plaintiff’s expert, Beaulne; (2) the market value of the Special Committee’s 52 million share counteroffer made in July 2004, which was sized based on months of due diligence by Goldman about Minera’s standalone value, calculated as of the date on which the Special Committee approved the Merger;

(190) I say did not stop rather than did not slow, because they are different. By being conservative in my approach to a remedy, I give the defendants credit for some of their market-based arguments, in a manner that one could even say I should not in a duty of loyalty case. See Thorpe v. CERBCO, Inc., 676 A.2d 436, 444 (Del. 1996) (“Delaware law dictates that the scope of recovery for a breach of the duty of loyalty is not to be determined narrowly.”). But I think this is responsible because the record suffers from some issues, including the absence of a Goldman trial witness and likely diminished memories, that are properly laid at the plaintiff’s door.

and (3) the equity value of Minera derived from a comparable companies analysis using the comparable companies identified by Goldman.

1. A Standalone DCF Value

The only standalone DCF value for Minera in the record that clearly takes into account the projections for Minera that Goldman was using on October 21, 2004 is Beaulne’s DCF analysis of Minera, which yielded an equity value as of October 21, 2004 of $1.838 billion. (191) Beaulne used the same A&S-adjusted projections for Minera that Goldman used in its October 21, 2004 presentation to calculate his standalone DCF value for Minera.(192) He assumes a long-term copper price of $0.90 per pound, which was also relied on by Goldman.(193) The major difference between Beaulne’s DCF analysis and the Goldman DCF analysis, other than the fact that Goldman gave up on deriving a standalone equity value for Minera, is that Beaulne uses a lower discount rate than Goldman did—6.5% instead of 8.5%.(194)

Because Beaulne used the same underlying projections in his analysis, and his inputs are not disputed by the defendants or the defendants’ expert, I am comfortable using his DCF valuation model. But, I am not at ease with using his discount rate of 6.5%, because it is outside the range of discount rates used by Goldman and seems

(191) Beaulne Report at 44.

(192) Id. at 21.

(193) Tr. at 340-341 (Beaulne).

(194) Beaulne Report at 36. Like Beaulne, I disregard the potential tax benefits of $0-131 million for Minera that Goldman factored in to its valuations as of the date of the fairness opinion. JX-106 at SP COMM 004917. The schedules and estimates provided by Minera management to Goldman on the potential tax benefits are not in the record, making them difficult to evaluate. Moreover, Schwartz also disregards these potential tax benefits in his relative valuation analysis, Schwartz Report ¶ 22, and the defendants do not take issue with Beaulne’s exclusion of them.

unrealistically low. Instead, I will apply Goldman’s lowest discount rate, 7.5%. In the spirit of being conservative in my remedy, I will, by contrast, apply a long-term copper price of $1.10 per pound, which is $0.10 more than the highest long-term copper price used by Goldman in its valuation matrices ($1.00) and is halfway between Goldman’s mid-range copper price assumption of $0.90 and the $1.30 per pound long-term copper price that the defendants contend was their secretly held assumption at the time of the Merger. In other words, I use the discount rate assumption from the Goldman analyses that is most favorable to the defendants and a long-term copper price assumption that is even more favorable to the defendants than Goldman’s highest long-term copper price, and apply them to the optimized cash flow projections of Minera. Under these defendant-friendly assumptions, a standalone equity value for Minera as of October 21, 2004 of $2.452 billion results.(195)

2. The Value Of The Special Committee’s July Proposal

The counteroffer made by the Special Committee in July 2004, in which they proposed to pay for Grupo Mexico’s stake in Minera with 52 million shares of Southern Peru stock, is arguably the last proposal made by the Special Committee while they still had some vestige of a “give/get” analysis in mind that a reasonable, uncontrolled Special Committee would have remained in during the entire negotiation process. I therefore

(195) Beaulne’s model, adjusted to reflect my inputs, yields an enterprise value for Minera of $3.452 billion, from which I subtracted the $1 billion in debt that Southern Peru assumed in the Merger. To the extent the defendants’ gripe about the remedy, using the $0.90 per pound long-term copper price they told the investing public was the right number, the equity value of Minera would be only $1.512 million. At the high end of the long-term copper prices used in Goldman’s standalone DCF model, or $1.00 per per pound, Minera’s value was only $1.982 million. This underscores the conservatism of my approach, given the record evidence.

believe that the then-current value of 52 million shares is indicative of what the Special Committee thought Minera was really worth.

The Special Committee’s July proposal was made between July 8, 2004 and July 12, 2004. The stock price of Southern Peru on July 8, 2004 was $40.30 per share, so the 52 million shares of Southern Peru stock then had a market price of $2.095 billion. Because Grupo Mexico wanted a dollar value of stock, I fix the value at what 52 million Southern Peru shares were worth as of October 21, 2004, the date on which the Special Committee approved the Merger, $2.388 billion,(196) giving Minera credit for the price growth to that date.

3. A Comparable Companies Approach

In its October 21, 2004 presentation, Goldman identified comparable companies and deduced a mean and median 2005 EBITDA multiple (4.8x) that could have been applied Minera’s EBITDA projections to value Minera. The comparable companies used by Goldman were Antofagasta, Freeport McMoRan, Grupo Mexico itself, Phelps Dodge and Southern Peru. Goldman did not use this multiple to value Minera. As discussed earlier in this opinion, Goldman instead opted to apply a range of pumped-up Southern Peru 2005E EBITDA multiples to Minera’s EBITDA projections so as to generate a value expressed only in terms of the number of Southern Peru shares to be issued.(197)

Applying the median 2005E EBITDA multiple for the comparable companies identified by Goldman to Minera’s 2005 EBITDA projections as adjusted by A&S ($622

(196) $45.92 closing price x 52,000,000 = $2,387,840,000.

(197) See JX-106 at SP COMM 004913, SP COMM 004925.

million)(198) was the reasonable and fair valuation approach. Doing so yields a result of $1.986 billion.(199)

When using the comparable companies method, it is usually necessary to adjust for the fact that what is being sold is different (control of the entire company and thus over its business plan and full cash flows) than what is measured by the multiples (minority trades in which the buyer has no expectancy of full control over the company’s strategy and thus influence over the strategy to maximize and spend its cash flows).(200) That is, the comparable companies method of analysis produces an equity valuation that includes an inherent minority trading discount because all of the data used for purposes of comparison is derived from minority trading values of the companies being used.(201) In appraisal cases, the court, in determining the fair value of the equity under a comparable companies method, must correct this minority discount by adding back a premium.(202)

An adjustment in the form of a control premium is generally applied to the equity value of the company being valued to take into account the reality that healthy, solvent public companies are usually sold at a premium to the unaffected trading price of everyday sales of the company’s stock. This method must be used with care, especially as to unlisted companies that have not proven themselves as standalone companies. For that reason, it is conservative that I add a control premium for Minera, given its financial problems and its lack of history as an independent public company. Using the median

(198) Id. at SP COMM 004925.

(199) $1.986 billion = (4.8 x 622 million) — $1 billion net debt.

(200) Andaloro v. PFPC Worldwide, Inc., 2005 WL 2045640, at *16 (Del. Ch. Aug. 19, 2005).

(201) Borruso v. Commc’ns Telesystems, Int’l, 753 A.2d 451, 458 (Del. Ch. 1999).

(202) Agranoff v. Miller, 791 A.2d 880, 893 (Del. Ch. 2001).

premium for merger transactions in 2004 calculated by Mergerstat of 23.4%,(203) and applying that premium to the value derived from my comparable companies analysis yields a value of $2.45 billion.

4. The Resulting Damages

Giving the values described above equal weight in my damages analysis (($2.452 billion + $2.388 billion + $2.45 billion) / 3), results in a value of $2.43 billion, which I then adjust to reflect the fact that Southern Peru bought 99.15%, not 100%, of Minera, which yields a value of $2.409 billion. The value of 67.2 million Southern Peru shares as of the Merger Date was $3.672 billion.(204) The remedy, therefore, amounts to $1.263 billion.(205) The parties shall implement my remedy as follows. They shall add interest at the statutory rate, without compounding, to the value of $1.263 billion from the Merger date, and that interest shall run until time of the judgment and until payment.

Grupo Mexico may satisfy the judgment by agreeing to return to Southern Peru such number of its shares as are necessary to satisfy this remedy. Any attorneys’ fees shall be paid out of the award.(206)

Within fifteen days, the plaintiff shall present an implementing order, approved as to form, or the parties’ proposed plan to reach such an order. Too much delay has

(203) 2006 Mergerstat® Review (Santa Monica: FactSet Mergerstat, LLC, 2006) at 24.

(204) This adjusts for the $100 million dividend. The dividend resulted in a per share value of $1.25, as there were 80 million shares outstanding. Thus, ($55.89 share price — $1.25) x 67,200,000 = $3,671,808,000.

(205) $3.672 billion - $2.409 billion = $1.263 billion.

(206) The plaintiff has not sought to have the defendants pay his attorneys’ fees. The parties shall confer regarding whether they can reach agreement on a responsible fee that the court can consider awarding, with the plaintiff’s counsel taking into account the reality their own delays affected the remedy awarded and are a basis for conservatism in any fee award.

occurred in this case, and the parties are expected to bring this case to closure promptly, at least at the trial court level.

V. Conclusion

For all these reasons, the defendants breached their fiduciary duty of loyalty and judgment will be entered against them on the basis outlined in this decision.